UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Laidlaw International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01, of Laidlaw International, Inc.

(2)	Aggregate number of securities to which transaction applies:

79,376,126 outstanding shares of Laidlaw International common stock (as of March 1, 2007), 713,630 outstanding deferred shares (as of March 1, 2007) and 1,598,836 shares of Laidlaw International common stock underlying outstanding options to purchase Laidlaw International common stock (as of March 1, 2007).

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $87,392.18 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $30.70 per million of the aggregate merger consideration of $2,846,650,800. The aggregate merger consideration is calculated as the sum of (a) the product of 79,376,126 shares of Laidlaw International common stock and the merger consideration of $35.25 per share plus (b) the product of 713,630 deferred shares and the merger consideration of $35.25 per share plus (c) the product of the 1,598,836 options to purchase shares of Laidlaw International common stock that have an exercise price of less than $35.25 per share and $14.69, which is the difference between the merger consideration of $35.25 and the weighted average exercise price per share of $20.56.

(4)	Proposed maximum aggregate value of transaction:

$2,846,650,800

(5)	Total fee paid:

$87,392.18

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Laidlaw International, Inc.
55 Shuman Blvd., Suite 400
Naperville, Illinois 60563
Telephone: (630) 848-3000

March 20, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Laidlaw International, Inc. to be held on Friday, April 20, 2007 at 11:00 a.m., Chicago time, at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 8, 2007, by and among FirstGroup plc, FirstGroup Acquisition Corporation, a wholly owned subsidiary of FirstGroup, and Laidlaw International, Inc. Pursuant to the merger agreement, FirstGroup Acquisition Corporation will merge with and into Laidlaw and Laidlaw will become a wholly owned subsidiary of FirstGroup.

If the merger is completed, Laidlaw stockholders will receive $35.25 in cash, without interest and less any applicable withholding tax, for each share of Laidlaw common stock owned by them as of the date of the merger.

After careful consideration, our board of directors determined that the merger agreement and the merger are in the best interests of Laidlaw and its stockholders. Our board of directors has approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read the proxy statement carefully.

Your vote is very important, regardless of the number of shares you own. The merger must be approved by the holders of a majority of shares of our outstanding common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, do not vote via the Internet or telephone or do not attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the merger agreement. Only stockholders who owned shares of Laidlaw common stock at the close of business on March 19, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. On behalf of the board of directors, we urge you to sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. We look forward to seeing you at the special meeting.

Sincerely,

Kevin E. Benson
President and Chief Executive Officer

Peter E. Stangl
Chairman of the Board of Directors

This proxy statement is dated March 20, 2007 and is being mailed to stockholders of
Laidlaw on or about March 21, 2007.

Laidlaw International, Inc.
55 Shuman Blvd., Suite 400
Naperville, Illinois 60563
Telephone: (630) 848-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a special meeting of stockholders of Laidlaw International, Inc., a Delaware corporation, will be held on Friday, April 20, 2007, at 11:00 a.m., Chicago time, at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532, for the following purposes:

1. To consider and vote upon the approval of the Agreement and Plan of Merger, dated as of February 8, 2007, by and among FirstGroup plc, a public limited company incorporated under the laws of Scotland, FirstGroup Acquisition Corporation (formerly known as Fern Acquistion Vehicle Corporation), a Delaware corporation and wholly owned subsidiary of FirstGroup, and Laidlaw International, Inc., as more fully described in the enclosed proxy statement;

2. To consider and vote on any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at the special meeting if you were a stockholder of record at the close of business on March 19, 2007. Your vote is important. The affirmative vote of the holders of a majority of Laidlaw’s common stock entitled to vote at the special meeting is required to approve the merger agreement. Holders of Laidlaw common stock are entitled to appraisal rights under Delaware law in connection with the merger if they meet certain conditions. See “The Merger — Appraisal Rights” beginning on page 32 of the proxy statement.

All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and in favor of any proposed adjournment or postponement of the special meeting, including, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card and do not vote via the Internet or by telephone, your shares will effectively be counted as a vote against approval of the merger agreement and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn or postpone the special meeting, including, if necessary or appropriate, to permit solicitations of additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The board of directors unanimously recommends that you vote “FOR” approval of the merger agreement at the special meeting.

By Order of the Board of Directors,

Kevin E. Benson
President and Chief Executive Officer

LAIDLAW INTERNATIONAL, INC.
SPECIAL MEETING OF STOCKHOLDERS

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Annexes

Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of Morgan Stanley & Co. Incorporated	B-1
Annex C — Section 262 of the Delaware General Corporation Law	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Laidlaw stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Laidlaw International, Inc. In addition, throughout this proxy statement, we refer to Laidlaw International, Inc. as “Laidlaw” and to FirstGroup plc as “FirstGroup.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve a merger agreement that provides for the acquisition of Laidlaw by FirstGroup. The proposed acquisition would be accomplished through a merger of FirstGroup Acquisition Corporation, a wholly owned subsidiary of FirstGroup (which we refer to in this proxy statement as “merger sub” or “FirstGroup Acquisition”), with and into Laidlaw. As a result of the merger, Laidlaw will become a wholly-owned subsidiary of FirstGroup and Laidlaw common stock will cease to be listed on the New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”).

In addition, you are being asked to grant Laidlaw management discretionary authority to adjourn or postpone the special meeting. If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to approve the proposed transaction, we could use the additional time to solicit additional proxies in favor of approval of the merger agreement.

Q:	What will I receive in the merger?

A:	As a result of the merger, our stockholders will receive $35.25 in cash, without interest and less any applicable withholding tax, for each share of Laidlaw common stock they own at the effective time of the merger. For example, if you own 100 shares of Laidlaw common stock, you will receive $3,525.00 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Laidlaw’s board recommend that I vote?

A:	At a meeting held on February 8, 2007, Laidlaw’s board of directors approved the merger agreement and determined that the merger agreement and the merger are in the best interests of Laidlaw and its stockholders. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the approving the merger agreement at the time of the special meeting.

Q:	Do any of Laidlaw’s directors or officers have interests in the merger that may differ from those of Laidlaw stockholders?

A:	Yes. When considering the recommendation of Laidlaw’s board of directors, you should be aware that members of Laidlaw’s board of directors and Laidlaw’s executive officers have interests in the merger other than their interests as Laidlaw stockholders generally. These interests may be different from, or in conflict with, your interests as Laidlaw stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. See “The Merger —

Interests of Laidlaw’s Directors and Executive Officers in the Merger” beginning on page 27 for a description of the rights of our directors and executive officers that come into effect in connection with the merger.

Q:	What factors did the Laidlaw board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $35.25 per share cash consideration to be received by holders of our common stock in the merger, not only in relation to the current market price of our common stock but also in relation to the current value of Laidlaw and our board of directors’ estimate of the future value of Laidlaw as an independent entity, other strategic alternatives for the Company’s business, the business, competitive position, strategy and prospects of Laidlaw, the written opinion of our financial advisor, and the terms and conditions of the merger agreement.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

As of March 19, 2007, the record date for determining who is entitled to vote at the special meeting, there were 79,376,199 shares of Laidlaw common stock issued and outstanding.

Q:	Where and when is the special meeting of stockholders?

A:	The Laidlaw special meeting will be held on Friday, April 20, 2007 at 11:00 a.m., Chicago time, at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532. You may attend the special meeting and vote your shares in person.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on March 19, 2007 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by accessing www.proxyvote.com and following the on-screen instructions or telephonically by calling 1-800-690-6903 and following the telephone voting instructions. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 19, 2007.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, do not vote via the Internet or telephone or do not attend the special meeting and vote in person?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, do not vote via the Internet or telephone or do not attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the merger agreement. For the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome, assuming a quorum is present.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

• First, you can deliver to the Corporate Secretary of Laidlaw a written notice bearing a date later than the proxy you delivered to Laidlaw stating that you would like to revoke your proxy.

• Second, you can complete, execute and deliver to the Corporate Secretary of Laidlaw a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern Time, on April 19, 2007.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Laidlaw at 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Laidlaw common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Laidlaw common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration. Even if you transfer your shares of Laidlaw common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of Laidlaw common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received by that stockholder in the merger and that stockholder’s adjusted tax basis in the shares of Laidlaw common stock exchanged for cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”

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Q:	What will the holders of Laidlaw stock options receive in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of Laidlaw common stock, whether or not vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $35.25 over the applicable exercise price of such option multiplied by (ii) the total number of shares of Laidlaw common stock subject to such option. See “The Merger — Effects on Awards Outstanding Under Laidlaw’s Employee Plans” beginning on page 35.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the Competition Act (Canada), as amended, or the Competition Act. In addition, the merger is subject to the approval of certain other governmental and regulatory agencies. See “The Merger — Regulatory Matters” beginning on page 38.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger later this year. In addition to obtaining stockholder approval, all other closing conditions, including the receipt of regulatory approvals, must be satisfied or, to the extent permitted, waived prior to the consummation of the merger.

Q:	What rights do I have if I oppose the merger?

A:	Laidlaw’s stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the required procedures under Delaware law. See “The Merger — Appraisal Rights” beginning on page 32.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $35.25 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Laidlaw International, Inc.
Attn: Investor Relations
55 Shuman Blvd., Suite 400
Naperville, Illinois 60563

Telephone: (630) 848-3000

or

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005

Telephone: (800) 290-6427 (Toll-Free)

Neither the Securities and Exchange Commission (which we refer to in this proxy statement as the “SEC”), nor any Canadian securities regulatory authority or state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 51. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger.

The Companies (page 14)

Laidlaw International, Inc.
55 Shuman Boulevard, Suite 400
Naperville, Illinois 60563
Telephone: (630) 848-3000

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The Company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit Services. The Company’s shares trade on the New York Stock Exchange (NYSE: LI).

FirstGroup plc
395 King Street
Aberdeen, Scotland AB24 5RP
Telephone: 44 1224 650 100

FirstGroup is the UK’s largest surface transportation company with annual revenues of over £3 billion, an operating profit of £229.7 million for the fiscal year ended March 31, 2006 and approximately 74,000 employees across the UK and North America. FirstGroup operates passenger and freight rail services in the UK. Its passenger operations include regional, intercity and commuter services. FirstGroup is also the largest bus operator in the UK running more than 1 in 5 of all local bus services and carrying over 2.8 million passengers per day. In North America, FirstGroup has three operating divisions: yellow school buses (First Student), transit contracting and management services (First Transit) and vehicle maintenance and ancillary services (First Services). FirstGroup’s shares trade on the London Stock Exchange (LSE: FGP).

FirstGroup Acquisition Corporation
395 King Street
Aberdeen, Scotland AB24 5RP
Telephone: 44 1224 650 100

FirstGroup Acquisition, a Delaware corporation and a wholly owned subsidiary of FirstGroup, was organized solely for the purpose of entering into the merger agreement with Laidlaw and completing the merger. FirstGroup Acquisition was incorporated on February 7, 2007 as Fern Acquisition Vehicle Corporation and changed its name to FirstGroup Acquisition Corporation on March 15, 2007. FirstGroup Acquisition has not conducted any business operations.

Merger Consideration (page 35)

If the merger is completed, you will receive $35.25 in cash, without interest and less any applicable withholding tax, in exchange for each share of Laidlaw common stock that you own and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Laidlaw stockholder and will have no rights as a FirstGroup stockholder as a result of the merger. Laidlaw stockholders will receive the merger consideration in exchange for their Laidlaw stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after closing of the merger.

Treatment of Options and Other Equity-Based Awards Outstanding Under Our Employee Plans (page 35)

As of the record date, there were approximately 1,598,836 shares of our common stock subject to stock options with an exercise price of less than $35.25 granted under our equity incentive plans. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $35.25, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.

At the effective time of the merger, each outstanding restricted stock award and deferred stock award granted under our Amended and Restated Equity and Performance Incentive Plan will fully vest and such awards will be canceled and converted into the right to receive $35.25 in the same manner as shares of our common stock.

Market Prices and Dividend Data (page 11)

Our common stock is quoted on The New York Stock Exchange under the symbol “LI.” On February 8, 2007, the last full trading day before the public announcement of the merger, the closing price for our common stock was $31.72 per share and on March 19, 2007 the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $34.14 per share.

Material U.S. Federal Income Tax Consequences of the Merger (page 37)

The exchange of shares of our common stock for the $35.25 per share cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of Laidlaw’s Board of Directors and Reasons for the Merger (page 20)

Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, including, if necessary or appropriate, to solicit additional proxies. At a special meeting of our board of directors on February 8, 2007, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are advisable and in the best interests of Laidlaw stockholders and adopted the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the business, competitive position, strategy and prospects of Laidlaw, the position of current and likely competitors, and current industry, economic and market conditions;

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the possible alternatives to the merger, the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

•	the likelihood that, in our board of directors’ view, conducting an extensive public auction process before approving the merger would be detrimental to Laidlaw by posing significant risks to our existing operations, including risks relating to our customer base and employee retention;

•	the $35.25 per share in cash to be paid as merger consideration in relation to the current market price of Laidlaw shares and also in relation to the current value of Laidlaw and our board of directors’ estimate of the future value of Laidlaw as an independent entity and, specifically, the fact that the $35.25 per share in cash to be paid as merger consideration represents (1) a 20.3% premium over the average closing price of our common stock in the 30 days prior to February 2, 2007, the date the Teamsters union issued a press release speculating on a potential sale of the Company and (2) a 11.1% premium over the closing price of our common stock on February 8, 2007, the last full trading day before the public announcement of the merger;

•	the opinion of Morgan Stanley & Co. Incorporated, or Morgan Stanley, to the effect that, as of February 8, 2007, and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the $35.25 per share in cash consideration to be received by the holders of shares of Laidlaw common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•	the value of the consideration to be received by Laidlaw stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the terms of the financing arrangements entered into by FirstGroup in connection with the merger and the fact that such financing was committed prior to the execution of the merger agreement;

•	the fact that the merger is not subject to any financing condition;

•	the conditions to FirstGroup’s obligation to complete the merger, FirstGroup’s right to terminate the merger agreement in certain circumstances and the termination fee which FirstGroup may be required to pay us if we or they terminate the merger agreement in certain circumstances;

•	the conditions to our obligation to complete the merger, our right to terminate the merger agreement in certain circumstances and the termination fee which we may be required to pay FirstGroup if we or they terminate the merger agreement in certain circumstances;

•	the fact that under and subject to the terms of the merger agreement, we cannot solicit a third party acquisition proposal, but we can furnish information to and negotiate with a third party in response to an unsolicited bona fide acquisition proposal that our board of directors reasonably determines is or will lead to a superior proposal;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of FirstGroup;

•	the risk that we might not receive necessary regulatory approvals and clearances, or do not receive such approvals and clearances on terms that would require FirstGroup to complete the merger; and

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Laidlaw generally, as described in “The Merger — Interests of Laidlaw’s Directors and Executive Officers in the Merger.”

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of Our Financial Advisor (page 21)

In connection with the merger, Morgan Stanley delivered a written opinion to Laidlaw’s board of directors to the effect that, as of February 8, 2007, and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the consideration to be received by the holders of shares of Laidlaw common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Morgan Stanley, dated February 8, 2007, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. We encourage you to read this opinion carefully in its entirety. Morgan Stanley provided its opinion for the information and assistance of Laidlaw’s board of directors in connection with its consideration of the merger. Morgan Stanley’s opinion is directed to the Laidlaw board of directors and does not constitute a recommendation as to how any holder of Laidlaw common stock should vote with respect to the merger.

The Special Meeting of Laidlaw’s Stockholders (page 12)

Date, Time and Place.  A special meeting of our stockholders will be held on Friday, April 20, 2007 at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532, at 11:00 a.m., Chicago time, to:

•	consider and vote upon the approval of the merger agreement;

•	adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 19, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 79,376,199 shares of our common stock entitled to be voted at the special meeting.

Required Vote.  The approval of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or represented by proxy, at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Interests of Laidlaw’s Directors and Executive Officers in the Merger (page 27)

When considering the recommendation of Laidlaw’s board of directors, you should be aware that members of Laidlaw’s board of directors and Laidlaw’s executive officers have interests in the merger other than their interests as Laidlaw stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Laidlaw stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	Our directors and executive officers will have their vested and unvested stock options canceled and cashed out in connection with the merger, meaning that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of the excess of $35.25, if any, over the exercise price per share of common stock subject to such option and the number of shares of our common stock subject to such option. As of March 1, 2007, our directors and executive officers held, in the aggregate, vested in-the-money stock options to acquire 696,250 shares of our common stock and unvested in-the-money stock options to acquire 666,250 shares of our common stock.

•	Our directors and executive officers will have their unvested restricted shares and deferred shares canceled and converted into the right to receive $35.25 in the same manner as shares of our common stock in connection with the merger. As of March 1, 2007, our directors and executive officers held, in the aggregate, 75,939 unvested shares of restricted stock and 429,375 unvested deferred shares.

•	Our current executive officers have entered into agreements with us that provide certain severance payments and benefits in the event of his/her termination of employment under certain circumstances. In addition, the agreements provide that in the event any benefit received by the executive officer gives rise to an excise tax for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he would have been in if no excise tax had applied.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger, as well as for insurance coverage covering his or her service to Laidlaw as a director or officer.

Conditions to the Closing of the Merger (page 45)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is approved by our stockholders at the special meeting;

•	at the extraordinary general meeting of FirstGroup’s shareholders, FirstGroup’s shareholders approve ordinary resolutions to (i) approve the merger, (ii) increase FirstGroup’s authorized share capital, (iii) authorize FirstGroup’s board of directors to allot share capital of FirstGroup and (iv) authorize FirstGroup’s board of directors to incur borrowings to effect the financing of the merger;

•	no applicable law is in effect which prohibits the consummation of the merger;

•	the waiting periods required under the HSR Act relating to the merger have expired or been terminated or waived and we have received approval under the Competition Act;

•	the U.S. government has completed its national security review under the Exon-Florio Statute of the Defense Production Act of 1950, as amended, and concluded that no adverse action with respect to the merger is necessary; and

•	all actions by, or filings with, the U.S. Surface Transportation Board necessary to permit the consummation of the merger have been taken, made or obtained.

FirstGroup and FirstGroup Acquisition will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	we have performed in all material respects all of our obligations required under the merger agreement at or prior to the effective time;

•	our representations and warranties in the merger agreement and any writing delivered pursuant thereto (disregarding all materiality and company material adverse effect, as defined in the merger agreement, qualifications contained therein) are true and correct at and as of the effective time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only exceptions as, individually or in the aggregate, have not had and are not reasonably expected to have a company material adverse effect;

•	FirstGroup has received a certificate signed by an executive officer of Laidlaw certifying that the conditions described in the preceding two bullets have been satisfied by Laidlaw;

•	there is no pending action or proceeding by any governmental authority or any applicable law (i) seeking to restrain or prohibit consummation of the merger or seeking material damages in connection with the merger, (ii) seeking to restrain or prohibit FirstGroup’s or FirstGroup Acquisition’s ownership or operation of any material portion of the business or assets of Laidlaw and its subsidiaries, taken as a whole, (iii) seeking to compel FirstGroup or its subsidiaries to take certain actions which the merger agreement does not require FirstGroup to take or (iv) that is otherwise reasonably likely to have a company material adverse effect;

•	there has not occurred and is not continuing any event or facts that, individually or in the aggregate, have had or would reasonably be expected to have a company material adverse effect; and

•	holders of fewer than 10% of the shares of our common stock have demanded (and not withdrawn) appraisal of their shares in accordance with Delaware law.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of FirstGroup and FirstGroup Acquisition has performed in all material respects its obligations required under the merger agreement at or prior to the effective time;

•	the representations and warranties of FirstGroup and FirstGroup Acquisition in the merger agreement and any writing delivered pursuant thereto (disregarding all materiality and parent material adverse effect, as defined in the merger agreement, qualifications contained therein) are true and correct at and as of the effective time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only exceptions as, individually or in the aggregate, have not had and are not reasonably expected to have a parent material adverse effect; and

•	we have received a certificate signed by an executive officer of FirstGroup certifying that the conditions described in the preceding two bullets have been satisfied by FirstGroup.

Limitation on Considering Other Acquisition Proposals (page 44)

Laidlaw and FirstGroup have agreed that neither they nor their respective subsidiaries will, nor will they permit their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to it or its respective subsidiaries or afford access to its business, properties, assets, books or records or otherwise cooperate in any way with any third party that is seeking to make, or has made, an acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities;

•	fail to make, withdraw or modify in a manner adverse to the other party the approval or recommendation of its board of directors (or recommend an acquisition proposal or take any action or make any statement inconsistent with the approval or recommendation of the merger); or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal.

Nevertheless, the boards of directors of each of Laidlaw and FirstGroup may engage in negotiations with any third party that, subject to compliance with the foregoing, has made a bona fide acquisition proposal that the applicable board of directors reasonably determines is or will lead to a superior proposal and may thereafter furnish to such third party nonpublic information pursuant to a confidentiality agreement with terms not less restrictive to such third party than those contained in the confidentiality agreement between Laidlaw and FirstGroup.

Notwithstanding anything to the contrary in the merger agreement, each of Laidlaw’s and FirstGroup’s board of directors may make a change in its recommendation to stockholders, if solely based on events or developments unknown to such board of directors as of the date of the merger agreement, that occur, or become known to such board after the date of the merger agreement but prior to the stockholder meeting of the applicable party, and it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

Pursuant to the terms of the merger agreement, the board of directors of each of Laidlaw and FirstGroup will not make a change in recommendation in response to an acquisition proposal unless:

•	such acquisition proposal constitutes a superior proposal;

•	the party in receipt of such superior proposal promptly notifies the other party, in writing, at least three business days before taking such action; and

•	the other party, after receipt of notification, does not make an offer within three business days that is at least as favorable to the stockholders of the party in receipt of such superior proposal as the superior proposal.

Termination of the Merger Agreement (page 46)

We and FirstGroup can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either us or FirstGroup if:

•	the merger has not been consummated on or before August 8, 2007, provided that, in the event that as of such date all applicable conditions to closing have been satisfied or waived (other than the expiration of the waiting period under the HSR Act and the receipt of Competition Act approval), such date may be extended by us or FirstGroup up to an aggregate of three months, subject to certain exceptions;

•	applicable law makes consummation of the merger illegal or prohibited; or

•	if our stockholders or FirstGroup’s shareholders do not approve the merger transaction at the applicable stockholder meeting (including any adjournment or postponement thereof), subject to certain exceptions.

FirstGroup can terminate the merger agreement under certain circumstances, including if:

•	our board of directors modifies its recommendation to stockholders to approve the merger agreement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on our part has occurred that would cause us to fail to satisfy a condition to completion of the merger agreement and such condition cannot be satisfied within three months of August 8, 2007;

•	we have willfully and materially breached our obligations in connection with our stockholder meeting, the preparation and filing of this proxy statement, the recommendation to our stockholders to approve the merger transaction and related matters or our obligations in connection with the provisions governing non-solicitation described above; or

•	prior to FirstGroup’s shareholder meeting, its board of directors has made a change in its recommendation to shareholders to approve the merger transaction in compliance with the terms of the merger agreement in order to enter into a definitive written agreement concerning a superior proposal.

We can terminate the merger agreement under certain circumstances, including if:

•	FirstGroup’s board of directors modifies its recommendation to FirstGroup’s shareholders to approve the merger agreement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of FirstGroup or FirstGroup Acquisition has occurred that would cause them to fail to satisfy a condition to completion of the merger agreement and such condition cannot be satisfied within three months of August 8, 2007;

•	FirstGroup has willfully and materially breached its obligations in connection with its shareholder meeting, the preparation and filing of its shareholder circular, the recommendation to its shareholders to approve the merger transaction and related matters or its obligations in connection with the provisions governing non-solicitation described above; and

•	prior to our stockholder meeting, our board of directors has made a change in its recommendation to stockholders to approve the merger agreement in compliance with the terms thereof in order to enter into a definitive written agreement concerning a superior proposal.

Termination Fees and Expenses (page 47)

Except as otherwise provided for below, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay FirstGroup a fee of $78 million if:

•	FirstGroup terminates the merger agreement due to a change in the recommendation by our board of directors that our stockholders approve the merger agreement;

•	FirstGroup terminates the merger agreement due to our willful and material breach of our obligations in connection with our stockholder meeting, the preparation and filing of this proxy statement, or the recommendation to our stockholders to approve the merger agreement or our obligations in connection with the provisions governing non-solicitation; or

•	we terminate the merger agreement in order to enter into a definitive written agreement concerning a superior proposal.

We must pay a termination fee of $43.35 million to FirstGroup if the merger agreement is terminated by either party as a result of our failure to obtain our stockholder approval at the special meeting, and the Company must pay an additional termination fee of $34.65 million to FirstGroup if, (i) prior to the special meeting, an acquisition proposal is made and (ii) within 12 months of termination, we enter into or consummate certain alternative transactions (provided, that, for the purposes of determining if this termination fee must be paid, the definition of acquisition proposal means an offer or proposal relating to an acquisition, merger or similar transaction involving more than 50% of the assets or voting securities of the Company, rather than the 25% threshold that generally applies throughout the merger agreement, and allows transactions relating to the Greyhound business to be considered together with all other relevant transactions in determining whether an acquisition proposal has been made).

We also must pay a termination fee of $43.35 million to FirstGroup if the merger agreement is terminated by either party due to the passing of the termination date and an acquisition proposal was made to us prior to such termination, and

•	within 12 months of termination, we enter into or consummate an alternative transaction with the party who made the acquisition proposal prior to termination; or

•	within 6 months of termination, we enter into or consummate an alternative transaction with a party other than the party who made the acquisition proposal prior to termination, pursuant to which the total of (i) the net debt to be assumed by such party and (ii) the aggregate consideration received by the Company and our stockholders in connection with the acquisition proposal exceeds $3.601 billion; provided, that, in this case, the amount of the termination fee will be the lesser of $43.35 million and the excess of the total consideration paid over $3.601 billion;

•	provided, that, for the purposes of determining if this termination fee must be paid, the definition of acquisition proposal means an offer or proposal relating to an acquisition, merger or similar transaction involving more than 50% of the assets or voting securities of the Company, rather than the 25% threshold that generally applies throughout the merger agreement, and allows transactions relating to the Greyhound business to be considered together with all other relevant transactions in determining whether an acquisition proposal has been made.

The merger agreement requires that FirstGroup pay us £22 million if:

•	either party terminates the merger agreement as a result of FirstGroup’s failure to obtain its shareholder approval;

•	we terminate the merger agreement due to a change in recommendation by FirstGroup’s board of directors that its shareholders approve the merger;

•	we terminate the merger agreement due to FirstGroup’s willful and material breach of its obligations in connection with its shareholder meeting, the preparation and filing of its shareholder circular, or the recommendation to its shareholders to approve the merger or its obligations in connection with the provisions governing non-solicitation; or

•	FirstGroup terminates the merger agreement in order to enter into a definitive written agreement concerning a superior proposal.

Regulatory Matters (page 38)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. The merger is also subject to review by the Commissioner of Competition in Canada pursuant to the Competition Act. We have filed or will file the appropriate notifications in each such jurisdiction and are pursuing the approval of the transaction.

We are also subject to, and are seeking approvals in connection with, various other federal, state and provincial regulatory requirements as a result of the merger.

Appraisal Rights (page 32)

Under Delaware law, you are entitled to exercise appraisal rights in connection with the merger.

If you do not vote in favor of adoption of the merger agreement and approval of the merger and perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the merger. This value could be more than, less than, or the same as the merger consideration for shares of our common stock.

In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the appropriate time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY LAIDLAW STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

FORWARD-LOOKING INFORMATION

Certain statements contained in this proxy statement, including statements regarding the benefits of the transaction with FirstGroup, that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

•	The ability to successfully integrate Laidlaw and FirstGroup into a combined company and execute its business strategy;

•	Economic and other market factors, including competitive pressures in the transportation industry and changes in pricing policies;

•	The ability to implement initiatives designed to realize synergies, increase operating efficiencies or improve results;

•	Continued increases in prices of fuel and potential shortages;

•	Control of costs related to accident and other risk management claims;

•	The potential for rising labor costs and actions taken by organized labor unions;

•	Terrorism and other acts of violence;

•	Other risks and uncertainties related to the proposed transaction, including but not limited to the satisfaction of the conditions to closing; including receipt of stockholder, regulatory, and other approvals; and

•	Other risks and uncertainties described in Laidlaw’s filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. Laidlaw undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures Laidlaw makes on related subjects as may be detailed in Laidlaw’s other filings made from time to time with the SEC.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the New York Stock Exchange under the symbol “LI.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the New York Stock Exchange.

	Fiscal Quarters
	First	Second	Third	Fourth

Fiscal Year 2007 (through March 19, 2007)
High	$29.42	$34.80	$34.54	—
Low	$26.47	$28.49	$34.09	—
Fiscal Year ended August 31, 2006
High	$25.68	$28.34	$29.40	$27.35
Low	$21.09	$21.42	$24.30	$24.10
Fiscal Year ended August 31, 2005
High	$19.00	$23.00	$23.43	$26.50
Low	$14.46	$18.85	$20.41	$22.47

The following table sets forth the closing price per share of our common stock, as reported on the New York Stock Exchange on February 8, 2007, the last full trading day before the public announcement of the merger, and on March 19, 2007, the latest practicable trading day before the printing of this proxy statement:

Common Stock
Closing Price

February 8, 2007	$31.72
March 19, 2007	$34.14

Following the merger, there will be no further market for our common stock and our stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

In 2005, Laidlaw commenced payment of quarterly cash dividends. To date during fiscal year 2007, Laidlaw has paid a quarterly dividend of $0.17 for each share of its common stock, and for the five quarters preceding fiscal year 2007 paid a dividend of $0.15 for each share of its common stock. We currently expect to continue to pay regular quarterly dividends subject to approval of our board of directors and the terms of the merger agreement.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Laidlaw for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at The Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532 at 11:00 a.m., Chicago time, on Friday, April 20, 2007.

Purpose of the Special Meeting

At the special meeting, we will ask the stockholders of our common stock to approve the merger agreement, and, if there are not sufficient votes in favor of the approval of the merger agreement, to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on March 19, 2007, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 79,376,199 shares of our common stock were issued and outstanding and held by approximately 52 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote at the special meeting. Approval of the merger agreement is a condition to the closing of the merger. If a Laidlaw stockholder abstains from voting or does not vote, either in person or represented by proxy, it will count as a vote against the approval of the merger agreement. Each “broker non-vote” will also count as a vote against the approval of the merger agreement.

Approval of any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or by proxy, at the special meeting provided a quorum is present in person or by proxy at the special meeting.

Shares Held by Laidlaw’s Directors and Executive Officers

At the close of business on March 1, 2007, our directors and executive officers and their affiliates beneficially owned and were entitled to vote 406,245 shares of our common stock, which represented approximately .5% of the shares of our outstanding common stock on that date.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet by accessing www.proxyvote.com and following the on-screen instructions or by telephone by calling 1-800-690-6903 and following the telephone voting instructions. Authorizations for voting submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 19, 2007. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” approval of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

First, you can deliver to the Corporate Secretary of Laidlaw a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

Second, you can complete, execute and deliver to the Corporate Secretary of Laidlaw a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Eastern Time, on April 19, 2007.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Laidlaw International, Inc., 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors Recommendation

After careful consideration, our board of directors has adopted the merger agreement and determined that the merger agreement and the merger are in the best interests of Laidlaw and its stockholders. Our board of directors unanimously recommends that Laidlaw stockholders vote “FOR” the proposal to approve the merger agreement and also unanimously recommends that stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to permit the solicitation of additional proxies.

Abstentions and Broker Non-Votes

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to adopt the merger agreement because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome, assuming a quorum is present.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Laidlaw. We have retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $12,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Investor Relations, Laidlaw International, Inc., 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563, Telephone: 630-848-3000.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Laidlaw stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563.

THE COMPANIES

Laidlaw International, Inc.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. Our businesses operate under the following brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit Services.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 55 Shuman Boulevard, Suite 400, Naperville, Illinois 60563. Our telephone number is (630) 848-3000. Our website is located at www.laidlaw.com. Additional information regarding Laidlaw is contained in our filings with the SEC. See “Where You Can Find More Information.”

FirstGroup plc

FirstGroup is the UK’s largest surface transportation company with annual revenues of over £3 billion, an operating profit of £229.7 million for the fiscal year ended March 31, 2006 and approximately 74,000 employees across the UK and North America. FirstGroup operates passenger and freight rail services in the UK. Its passenger operations include regional, intercity and commuter services. FirstGroup is also the largest bus operator in the UK running more than 1 in 5 of all local bus services and carrying over 2.8 million passengers per day. In North America, FirstGroup has three operating divisions: yellow school buses (First Student), transit contracting and management services (First Transit) and vehicle maintenance and ancillary services (First Services). FirstGroup’s shares trade on the London Stock Exchange (LSE: FGP).

FirstGroup was incorporated in Scotland in 1995, and its principal executive offices are located at 395 King Street, Aberdeen, Scotland AB24 5RP. Its telephone number is 44 1224 650 100. FirstGroup’s website is located at www.firstgroup.com.

FirstGroup Acquisition Corporation

FirstGroup Acquisition, a Delaware corporation and a wholly owned subsidiary of FirstGroup, was organized solely for the purpose of entering into the merger agreement with Laidlaw and completing the merger. FirstGroup Acquisition was incorporated on February 7, 2007 as Fern Acquisition Vehicle Corporation and changed its name to FirstGroup Acquisition Corporation on March 15, 2007. FirstGroup Acquisition has not conducted any business operations.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

During 2005, following the sale of the Company’s healthcare businesses, the Company’s board of directors, in consultation with the Company’s senior management and Morgan Stanley, had discussions regarding a variety of strategic alternatives for the Company’s business, including: continuing to focus on improving performance at the operating companies; expanding into new, but related, areas of business; leveraging the Company’s balance sheet to increase potential returns on equity; expanding existing areas of business through acquisitions; realizing value with a sale of an operating company in order to distribute proceeds to the Company’s stockholders; and taking the Company private.

During 2006, the board of directors, in consultation with the Company’s senior management and Morgan Stanley, continued to discuss and analyze certain strategic alternatives for the Company, including: maintenance of the status quo with an ongoing return of capital to stockholders; divestiture of certain assets; a transaction with another participant in the Education Services business; a transaction with another participant in the public transit business; and the sale of the Company to a financial or strategic buyer. Within each alternative, several approaches were examined. The specific strengths, weaknesses, opportunities and risks for each strategic alternative were discussed in detail by the board of directors.

During February 2006, the Company was contacted by FirstGroup regarding FirstGroup’s interest in acquiring part or all of the Company. The Company then conducted several telephone conversations between its management and management of FirstGroup and FirstGroup’s financial and legal advisors and executed a confidentiality agreement with FirstGroup on March 15, 2006. The Company provided certain limited confidential information to FirstGroup and its advisors so that FirstGroup could evaluate potential deal structures. After reviewing the information, FirstGroup indicated that it wanted to discuss acquiring the Company in an all cash merger transaction in the price range of $31 to $32 per share.

On April 26, 2006, the board of directors met to discuss the contacts between the Company and FirstGroup. The board of directors meeting was attended by representatives of Latham & Watkins LLP, who advised the board of directors with respect to its fiduciary duties in this context, and representatives of Morgan Stanley, who reviewed the board of directors’ prior analyses of the Company’s strategic alternatives. Following discussion, the board of directors authorized management to have exploratory discussions with FirstGroup regarding its proposal.

On May 3, 2006, representatives of the Company’s management and Morgan Stanley met with representatives of FirstGroup and its financial advisor in London to have a preliminary discussion concerning the price range, structure, timetable and financing of a potential transaction, as well as to share preliminary information on possible synergies and Greyhound, in order to provide a basis for FirstGroup to increase its indicated price range. In response to indications from the Company’s representatives that FirstGroup would need to increase its purchase price, representatives of FirstGroup indicated that they did not believe that FirstGroup would be able to increase its price range. During the same time period, the Company sought to negotiate a new confidentiality agreement with a standstill restriction and FirstGroup indicated that it would be prepared to agree to that restriction, but only in the context of the Company’s willingness to move forward exclusively with FirstGroup.

On May 4, 2006, the board of directors met to receive a report regarding the meeting with FirstGroup and, following discussion among outside directors, determined to retain Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, Arps, to advise the directors with respect to their duties in connection with a possible transaction.

On May 8, 9 and 10, Mr. Kevin Benson, Chief Executive Officer of the Company, and Mr. Moir Lockhead, Chief Executive of FirstGroup, had telephone conversations to discuss the price range in connection with a possible transaction and the prospect that FirstGroup might be interested in purchasing only part of the Company.

On May 10, 2006, the board of directors, along with representatives of the Company’s management and its legal and financial advisors, met to further discuss the ongoing discussions with FirstGroup. Management of the Company reported that while FirstGroup continued to be interested in a possible transaction, FirstGroup had raised the prospect that FirstGroup might be interested in purchasing only part of the Company. The board of directors, management and the Company’s legal and financial advisors then discussed the financial consequences of a sale of part of, but not the entire, Company; the status of the negotiations with FirstGroup; the dynamics and tenor of the negotiations with FirstGroup; and the next steps management and the board of directors should take with respect to FirstGroup.

On May 16, 2006, the board of directors again reviewed various strategic alternatives available for the Company’s businesses. These alternatives included: maintenance of the status quo with an ongoing return of capital to stockholders; maintenance of the status quo with increased leverage for an initial accelerated return of capital; portfolio realignment and further return of capital, with a separation of the Company’s business units through various means; the sale of the Company to a financial or strategic buyer; and a significant acquisition by the Company. The directors also discussed with representatives of Morgan Stanley and management a variety of other matters including the Company’s stock performance, the Company’s current valuation, its stockholders’ expectations, the forecast for both the Greyhound and the Education Services business, and management’s view of the execution risk inherent in the forecasts. The specific advantages, potential concerns and valuation considerations for each strategic alternative were then discussed in detail. During the meeting, the Company received a letter by email from FirstGroup containing a preliminary indication of interest to acquire the Company for $30 per share or to acquire only the Education Services and public transit businesses for $2 billion. Following further discussion, the board of directors instructed management to respond in writing to FirstGroup that the indication of interest was inadequate and to terminate discussions with FirstGroup.

On June 7, 2006, the board of directors met and discussed possible recapitalization opportunities that existed for the Company. Representatives of Morgan Stanley advised the board of directors that the investment community viewed the Company as underleveraged and described the terms of a possible financing and self-tender transaction.

On July 6, 2006, the board of directors met to receive management’s recommendation that the Company undertake a $500 million recapitalization, whereby the Company would use $500 million of debt to repurchase approximately $400 million of the Company’s common stock by way of a modified “dutch” auction tender offer and to repurchase approximately $100 million of the Company’s common stock by way of open market purchases. Following discussion, the board of directors approved the recapitalization transaction and approved the launch of the tender offer. On July 31, 2006, the Company amended its existing credit facility to add an additional $500 million credit facility. In August 2006, the Company repurchased approximately 15.5 million shares of its common stock for $26.90 per share through the tender offer. Following consummation of the tender offer, the Company repurchased approximately 3 million additional shares of its common stock through open market purchases.

On August 24, 2006, the board of directors met and discussed the Company’s strategic alternatives with respect to its public transit business. Following discussion, the board of directors authorized management to contact FirstGroup to discuss their interest in (i) buying the Company’s public transit business; (ii) selling FirstGroup’s transit services business to the Company or (iii) a joint venture transaction involving the Company’s and FirstGroup’s respective public transit operations.

On September 13, 2006, representatives of the Company met with representatives of FirstGroup in Chicago, Illinois. The meeting participants discussed possible transactions involving their respective public transit operations. FirstGroup also expressed a desire to again explore the possibility of acquiring the entire Company. Representatives of the Company responded that they were not authorized to discuss such a transaction, but that they would discuss FirstGroup’s interest with the Company’s board of directors and respond to FirstGroup.

On September 14, 2006, the board of directors met to discuss the meeting between the Company and FirstGroup. Representatives of Morgan Stanley provided the board of directors with various financial analyses. Following this presentation and discussion, the board of directors authorized management to continue exploring the potential for sale of the entire Company to FirstGroup or a transaction involving the public transit businesses.

On September 22 and 25, 2006, Mr. Benson and Mr. Lockhead had telephone conversations to discuss possible transactions between the Company and FirstGroup. In the call on September 25, Mr. Lockhead indicated that FirstGroup was prepared to offer $32 per share for the Company. Mr. Benson indicated that the share repurchases conducted by the Company had increased the value of the Company over the levels applicable at the time of the earlier discussions. The parties agreed to a call on September 26, 2006 with the principals and investment bankers to further explore FirstGroup’s interest in the Company.

On September 26, 2006, a call took place between management of the Company and representatives of Morgan Stanley, and management of FirstGroup and representatives of Merrill Lynch & Co., or Merrill Lynch, one of FirstGroup’s financial advisors. During the call, representatives of Merrill Lynch described FirstGroup’s proposal, stating that FirstGroup was prepared to offer $33 per share in an all cash merger transaction for the entire Company, subject to due diligence. The representatives of Merrill Lynch further explained that the proposal was conditioned on no material contingent liabilities being discovered during due diligence, that the transaction would require the approval of FirstGroup’s shareholders and that FirstGroup anticipated due diligence taking four to six weeks. The FirstGroup representatives also described a financing structure that would consist of bank and bond debt and a rights offering, and stated that the transaction would be conditioned upon the rights offering. Representatives of Morgan Stanley responded that Merrill Lynch should be prepared to provide bridge financing, and that no financing contingencies of any kind would be acceptable in the transaction. FirstGroup requested a short period of exclusivity and emphasized that FirstGroup would terminate discussions if the Company undertook an auction process. Mr. Benson indicated that he would discuss exclusivity with the Company’s board of directors.

On September 28, 2006, the board of directors discussed the proposal from FirstGroup and, while the board of directors made no decisions regarding the price or terms and conditions of the proposal, agreed that there was enough interest in the possibility of a transaction with FirstGroup that it directed management to assemble a data room and provide access to FirstGroup under an acceptable non-disclosure agreement.

Following direction from the board of directors at its meeting on September 28, management of the Company and the Company’s advisors continued discussions with FirstGroup in two meetings, as well as through a number of telephone calls, on the terms of a confidentiality agreement, the general terms of the transaction, the development of a data room and the potential transaction timetable. During these discussions, the Company’s representatives emphasized to FirstGroup and its representatives that the basis of the transaction that they were prepared to recommend was a transaction with no significant contingencies, including no financing contingency, and with a short due diligence period. However, during these conversations and meetings, it was disclosed to the Company’s representatives that FirstGroup wanted to explore the sale of certain assets of the Company by providing access to relevant parts of the data room, that the Company was in the process of assembling, to additional parties, with a plan to execute agreements and possibly announce simultaneously that FirstGroup was acquiring the Company and that FirstGroup had entered into an agreement to sell certain assets of the Company. The representatives of the Company stated that this request was unacceptable and that, if this was FirstGroup’s final position, they would recommend to the Company’s board of directors that the Company discontinue all discussions regarding any acquisition of the Company by FirstGroup.

On October 11, 2006, at a meeting attended by representatives of the Company’s management and representatives of Morgan Stanley, and representatives of FirstGroup and representatives of Merrill Lynch, FirstGroup stated that they were unable to change the position they previously communicated regarding a possible sale of certain assets of the Company and proposed that potential third party purchasers be allowed access to relevant parts of the data room, that the Company was in the process of assembling, to fully analyze and value certain assets of the Company, as a pre-condition to executing a merger agreement. In response, representatives of the Company reiterated their belief that a simultaneous sale of certain assets to a third party was not acceptable and stated that they would recommend to the Company’s board of directors that the Company discontinue acquisition discussions with FirstGroup.

On October 12, 2006, the board of directors met and, after receiving a full report on the discussions with FirstGroup from management and Morgan Stanley and discussing the risks of the transaction as now proposed, directed management to terminate all discussions with respect to the transaction with FirstGroup involving the sale of the entire Company. At this point, neither FirstGroup nor any of its advisors had been given access to the Company’s data room.

On November 28, 2006, a representative of JPMorgan Cazenove Ltd., or JPMorgan Cazenove, one of FirstGroup’s financial advisors, contacted a representative of Morgan Stanley and indicated that the Chairman of FirstGroup would like to meet with the Chairman and the Chief Executive Officer of the Company. After discussion with the Company, representatives of Morgan Stanley confirmed that the Company would be willing to meet with the representatives of FirstGroup, but that, given the reduced capital structure and the passage of time, the Company was not interested in any potential transaction to acquire the Company at $33 per share, the price level previously discussed.

On December 10, 2006, the Chairman and the Chief Executive Officer of the Company and a representative of Morgan Stanley met with the Chairman and the Chief Executive Officer of FirstGroup and a representative of JPMorgan Cazenove, to discuss FirstGroup’s continued interest in a possible transaction with Laidlaw. FirstGroup indicated that it was now interested in purchasing the entire Company.

At that meeting, FirstGroup presented a term sheet which described a transaction with few conditions: approval of the Company’s and FirstGroup’s stockholders, approval of the Company’s board of directors and regulatory approvals. FirstGroup stated that JPMorgan Cazenove would be prepared to bridge the financing possibly with an equity rights issue approximately six to nine months post-closing, and that there would be no condition regarding maintenance of investment grade ratings by the rating agencies. FirstGroup stated that it was interested in moving quickly, with a view towards signing an agreement and announcing a transaction in early February. FirstGroup indicated that its board of directors had approved approaching the Company with an indication of interest at $34 per share, conditioned on the Company’s willingness to proceed exclusively with FirstGroup to the announcement of a definitive agreement.

On December 12, 2006, the board of directors met to consider the latest proposal from FirstGroup. After receiving a report from management and Morgan Stanley on the discussions and advice from Skadden, Arps concerning the board of directors’ duties and obligations in light of this indication of interest, the board of directors instructed management to communicate to FirstGroup that the $34 per share price was not acceptable, that the Company was very cautious about continuing discussions based on the prior two terminated discussions, and that exclusivity and the amount of the termination fee proposed by FirstGroup in the term sheet were unacceptable. However, the board of directors further determined that, if the Company’s management conveyed the board’s position on the foregoing and the parties could reach agreement on an acceptable confidentiality agreement, management could begin the process of non-binding discussions and due diligence with FirstGroup.

On December 19, 2006, the board of directors received telephonically a status report from management regarding the discussions with FirstGroup.

On December 22, 2006, the Company and FirstGroup entered into a new confidentiality agreement, effective December 18, 2006, pursuant to which FirstGroup obtained the right to be notified under certain circumstances if the Company became aware of an acquisition proposal or indication of interest from a third party or if the Company engages in strategic discussions with any third party and both FirstGroup and the Company agreed to a standstill provision which restricts each party from acquiring a certain percentage of the other party’s stock for a defined period of time as well as certain provisions restricting the solicitation of the other party’s employees. At the same time, FirstGroup informed the Company that it wished to pursue a transaction with the Company on an expedited basis and emphasized that FirstGroup did not wish to participate in an auction process for the Company.

On December 26, 2006, the Company informed FirstGroup that it and its financial and legal advisors could have access to an electronic datasite which the Company had prepared to facilitate FirstGroup’s diligence. Also on December 26, the board of directors received telephonically a status report from management regarding the discussions with FirstGroup.

On December 30, 2006, the Company and Morgan Stanley executed an engagement letter relating to Morgan Stanley’s role as the Company’s financial advisor in connection with the possible sale of the Company.

On January 2, 2007, the board of directors received telephonically a status report from management regarding the due diligence process undertaken by FirstGroup.

Throughout the month of January and continuing into February, 2007, numerous representatives of FirstGroup and their legal and financial advisors conducted extensive due diligence on the Company’s business, legal and financial records and met, in person and by telephone, with the Company’s management to discuss the Company’s business.

On January 9, 2007, the board of directors received telephonically a status report from management regarding the due diligence process undertaken by FirstGroup and discussed the protocol to be followed in the event of rumor, speculation or a leak regarding the potential transaction.

On January 17, 2007, the board of directors met and received a status report on the potential transaction with FirstGroup. The board of directors also received advice from Skadden, Arps regarding the various regulatory approvals required for a transaction with FirstGroup, the U.K. regulatory approval process for FirstGroup in connection with its shareholder approval and the SEC regulatory approval process for the Company.

On January 18 and 19, 2007, representatives of the Company’s management and its legal and financial advisors met with representatives of FirstGroup’s management and its legal and financial advisors in Chicago, Illinois, to discuss the Company’s business.

On January 22, 2007, Davis Polk & Wardwell, or Davis Polk, U.S. counsel to FirstGroup, delivered an initial draft of the merger agreement to Skadden, Arps.

On January 23, 2007, the board of directors received telephonically a status report from management regarding the due diligence meetings on January 18 and 19 and the initial observations regarding the draft merger agreement from FirstGroup.

On January 26, 2007, Skadden, Arps sent comments to the initial draft of the merger agreement to Davis Polk.

On January 30, 2007, the board of directors received telephonically a status report from management regarding the due diligence process, the board process to be followed by FirstGroup, the timing of a proposal regarding price, FirstGroup’s financing structure and FirstGroup’s shareholder approval process.

On January 31, 2007, Davis Polk delivered a revised draft of the merger agreement to Skadden, Arps.

On February 2, 2007, representatives of the Company, FirstGroup, Skadden, Arps and Davis Polk negotiated regarding the terms of the merger agreement.

On February 5, 2007, a representative of JPMorgan Cazenove called a representative of Morgan Stanley and conveyed that FirstGroup was prepared to offer $35 per share for the Company’s common stock.

On February 6, 2007, the Company’s board of directors met to consider the proposed acquisition of Laidlaw by FirstGroup. During the meeting, management updated the board of directors on the status of the merger agreement negotiations with FirstGroup, including the price per share of $35. Representatives of Skadden, Arps outlined the key terms and conditions of the merger agreement and the legal duties and responsibilities of the board of directors in the context of a sale of the Company. It was noted that certain issues, including the amount of, and triggering events for, payment of a termination fee by either the Company or FirstGroup were still under negotiation. Representatives of Morgan Stanley reviewed its financial analysis of the proposed transaction. A copy of the draft merger agreement was provided to each member of the board of directors. After extensive discussion and deliberation on the proposed transaction, the board of directors determined that negotiations with FirstGroup should continue and set a meeting for February 8, 2007 to receive a further update. The board of directors instructed Mr. Benson to convey to Mr. Lockhead that the price per share indication was not adequate and that the board of directors would approve a transaction at a price of $36 per share. Following the meeting, a representative of Morgan Stanley called a representative of JPMorgan Cazenove and indicated that the Company’s board of directors would approve a transaction at a price of $36 per share. Mr. Lockhead then called Mr. Benson and informed him that FirstGroup would not accept a price of $36 per share and indicated that the two parties should discontinue negotiations if the Company insisted on a price of $36 per share.

On February 7, 2007, after discussions between Mr. Benson and Mr. Lockhead and representatives of Morgan Stanley and JPMorgan Cazenove, FirstGroup indicated that it was prepared to increase its price to $35.25 per share.

On February 6, 2007 and continuing through February 8, 2007, the parties and their respective legal advisors conducted further negotiations with regards to the terms and conditions of the merger agreement. These negotiations focused on the representations, warranties, covenants and closing conditions to be included in the merger agreement, as well as the limitations to be included in the agreement on each party’s ability to contact or engage in discussions with other potential acquirors. The negotiations also addressed the circumstances under which the parties could terminate the merger agreement and the circumstances under which a termination fee would be payable by either the Company or FirstGroup.

On the morning of February 8, 2007, the board of directors met telephonically and discussed the status of the negotiations with FirstGroup. In the evening of February 8, 2007, the board of directors met to receive a report from management and the Company’s legal and financial advisors on the proposed transaction and the resolution of the issues discussed in the meeting on February 6, 2007. Representatives of Morgan Stanley delivered its oral opinion, later confirmed by its written opinion, that, as of February 8, 2007 and subject to the various factors, assumptions and limitations set forth in its opinion, the $35.25 per share in cash consideration to be received by the holders of shares of Laidlaw common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger — Opinion of our Financial Advisor,” beginning on page 21. After further discussion, the Company’s board of directors determined that the merger agreement and the merger are in the best interests of the Company and its stockholders, adopted the merger agreement and approved its execution and resolved to recommend that the Company’s stockholders approve the merger agreement. After the board meeting, the Company’s management and legal advisors finalized the documentation of the transaction with FirstGroup and its legal advisors.

On February 8, 2007, the Company and FirstGroup executed the merger agreement. The Company and FirstGroup publicly announced the transaction through the issuance by each party of a press release prior to the opening of the London Stock Exchange on February 9, 2007.

Reasons for the Merger and Recommendation of the Laidlaw Board of Directors

Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies. At a special meeting of our board of directors on February 8, 2007, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are advisable and in the best interests of Laidlaw stockholders and adopted the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the business, competitive position, strategy and prospects of Laidlaw, the position of current and likely competitors, and current industry, economic and market conditions;

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the possible alternatives to the merger, the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

•	the likelihood that, in our board of directors’ view, conducting an extensive public auction process before approving the merger would be detrimental to Laidlaw by posing significant risks to our existing operations, including risks relating to our customer base and employee retention;

•	the $35.25 per share in cash to be paid as merger consideration in relation to the current market price of Laidlaw shares and also in relation to the current value of Laidlaw and our board of directors’ estimate of the future value of Laidlaw as an independent entity and, specifically, the fact that the $35.25 per share in cash to be paid as merger consideration represents (1) a 20.3% premium over the average closing price of our common stock in the 30 days prior to February 2, 2007, the date the Teamsters union issued a press release speculating on a potential sale of the Company and (2) a 11.1% premium over the closing price of our common stock on February 8, 2007, the last full trading day before the public announcement of the merger;

•	the opinion of Morgan Stanley to the effect that, as of February 8, 2007, and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the $35.25 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the value of the consideration to be received by Laidlaw stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the terms of the financing arrangements entered into by FirstGroup in connection with the merger and the fact that such financing was committed prior to the execution of the merger agreement;

•	the fact that the merger is not subject to any financing condition;

•	the conditions to FirstGroup’s obligation to complete the merger, FirstGroup’s right to terminate the merger agreement in certain circumstances and the termination fee which FirstGroup may be required to pay us if we or they terminate the merger agreement in certain circumstances;

•	the conditions to our obligation to complete the merger, our right to terminate the merger agreement in certain circumstances and the termination fee which we may be required to pay FirstGroup if we or they terminate the merger agreement in certain circumstances;

•	the fact that under and subject to the terms of the merger agreement, we cannot solicit a third party acquisition proposal, but we can furnish information to and negotiate with a third party in response to an unsolicited bona fide acquisition proposal that our board of directors reasonably determines is or will lead to a superior proposal;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of FirstGroup;

•	the risk that we might not receive necessary regulatory approvals and clearances, or do not receive such approvals and clearances on terms that would require FirstGroup to complete the merger; and

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Laidlaw generally, as described in “The Merger — Interests of Laidlaw’s Directors and Executive Officers in the Merger.”

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of our Financial Advisor

The Company retained Morgan Stanley as financial advisor to the board of directors of Laidlaw in connection with the merger. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business of Laidlaw. At the meeting of the board of directors on February 8, 2007, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing that, as of such date and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of shares of Laidlaw common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated February 8, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex B to this proxy statement. The summary of Morgan Stanley’s fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of Laidlaw, addresses only the fairness from a financial point of view of the consideration to be received by holders of Laidlaw common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any shareholders of Laidlaw as to how such shareholder should vote with respect to the proposed transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

i) reviewed certain publicly available financial statements and other business and financial information of Laidlaw;

ii) reviewed certain internal financial statements and other financial and operating data concerning Laidlaw prepared by the management of Laidlaw and made available to Morgan Stanley by Laidlaw;

iii) reviewed certain financial projections prepared by the management of Laidlaw;

iv) discussed the past and current operations and financial condition and the prospects of Laidlaw with senior executives of Laidlaw;

v) reviewed the reported prices and trading activity for Laidlaw common stock;

vi) compared the financial performance of Laidlaw and the prices and trading activity of Laidlaw common stock with that of certain other comparable publicly-traded companies and their securities;

vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii) participated in discussions and negotiations among representatives of Laidlaw, FirstGroup and their financial and legal advisors;

ix) reviewed the merger agreement, the financing commitment letters of FirstGroup, substantially in the form of the drafts dated February 8, 2007 and certain related documents; and

x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Laidlaw for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Laidlaw. Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any modification, waiver or delay to any terms and conditions. Morgan Stanley assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the timing of or ability of Laidlaw or FirstGroup to consummate the proposed merger. Morgan Stanley’s opinion was limited to the fairness from a financial point of view of the consideration to be received by the holders of Laidlaw common stock in the merger and Morgan Stanley expressed no opinion as to the underlying decision by Laidlaw to engage in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Laidlaw, nor was Morgan Stanley furnished with any such appraisals or made any physical inspection of the properties or assets of Laidlaw. In addition, Morgan Stanley is not a legal, regulatory or tax expert and has relied, without independent verification, on the assessment of Laidlaw and their advisors on such matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, February 8, 2007. Events occurring after the date hereof may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Laidlaw or any of its assets, nor did Morgan Stanley negotiate with any of the parties, other than FirstGroup, which expressed interest to Morgan Stanley in the possible acquisition of Laidlaw or certain of its constituent businesses.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Historical Share Price Analysis

Morgan Stanley performed a historical share price analysis to obtain background information and perspective with respect to the historical share prices of Laidlaw common stock. Morgan Stanley reviewed the historical price performance and average closing prices of Company common stock for various periods ending on February 2, 2007 (the last trading day prior to a press release on February 6, 2007 issued by the Teamsters Union containing a rumor of a potential acquisition of Laidlaw by FirstGroup and the resulting share price impact) and compared them to the offer price of $35.25. Morgan Stanley observed the following:

		Offer Price as
		Compared to
		Laidlaw’s Common
		Stock Price,
	Price	Implied Premium to
	($)	Previous Period

Unaffected Price (February 2, 2007)	29.83	18.2%
30 day Trailing Average	29.29	20.3%
60 day Trailing Average	29.65	18.9%
52 Week High	31.35	12.4%
52 Week Low	24.10	46.3%
1 year Trailing Average	27.20	29.6%
3 year Trailing Average	22.12	59.4%
High Since June 23, 2003	31.35	12.4%
Low Since June 23, 2003	7.44	373.8%

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

Discounted Analyst Price Targets

Morgan Stanley reviewed estimates for Laidlaw published by Wall Street equity research analysts from January 8, 2007 to February 8, 2007. Morgan Stanley discounted the Wall Street analyst price targets to June 30, 2007 at Laidlaw’s estimated cost of equity capital of approximately 10%, which was based on current and historical market data. Wall Street analyst price targets yielded an implied valuation of Laidlaw common stock of $30 to $34 per share of Laidlaw common stock.

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

Comparable Company Analysis

Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Laidlaw in size and business mix. For purposes of its analysis, Morgan Stanley reviewed the following publicly traded corporations:

•	Arriva plc

•	FirstGroup plc

•	Go-Ahead Group plc

•	Laidlaw International, Inc.

•	National Express Group plc

•	Stagecoach Group plc

The multiples analyzed for these comparable companies included, among others, the aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments) divided by 2007 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the market price divided by 2007 estimated earnings per share (“EPS”). The EBITDA and EPS were based on I/B/E/S consensus estimates. Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of February 7, 2007.

A summary of the reference range of market trading multiples of the comparable companies and those multiples calculated for Laidlaw are set forth below:

	Comparable	Laidlaw as Implied
	Companies	at Merger
Metric	Range of Multiples	Consideration

Aggregate Value / CY 2007E EBITDA	6.4x – 9.7x	7.3x
Price / CY 2007E Earnings	15.2x – 19.4x	23.2x

Taking into account the ranges expressed above, Morgan Stanley selected for its comparable company analysis of Laidlaw a range of aggregate value divided by calendar year 2007E EBITDA of 6.0x to 7.0x and price divided by calendar year 2007E EPS of 16.0x to 19.0x. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Laidlaw common stock of $26.00 to $31.00 per share. In addition, Morgan Stanley calculated the value of Laidlaw’s Net Operating Loss (“NOL”) balance. To calculate the per share value of Laidlaw’s NOL balance, Morgan Stanley computed the present discounted value of future tax benefits derived from the NOL balance. The inclusion of the value of Laidlaw’s NOL balance implied a valuation range for Laidlaw common stock of $29.00 to $34.00 per share.

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

Although the foregoing companies were compared to Laidlaw for purposes of this analysis, no company utilized in this analysis is identical to Laidlaw because of differences between the business mix, regulatory environment, operations and other characteristics of Laidlaw and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Laidlaw, such as the impact of competition on Laidlaw and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Laidlaw, the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Share Price Analysis.  Morgan Stanley performed a discounted share price analysis assuming that Laidlaw continued to operate as a standalone entity. This analysis was performed by adding (a) the present value of the estimated future Laidlaw share price and (b) the present value of estimated future dividends paid to Laidlaw shareholders. The estimated future Laidlaw share price was calculated using management estimates of

EBITDA and EPS and a range of Next Twelve Month (“NTM”) multiples applied to these estimates. The aggregate value to NTM EBITDA multiples used for this analysis ranged from 6.00x to 6.25x and the price to NTM EPS multiples ranged from 18.0x to 19.0x. Morgan Stanley discounted Laidlaw’s estimated future share price using Laidlaw’s estimated cost of equity, which was based on current and historical market data. The present value of estimated future dividends paid to Laidlaw shareholders was based on management projections for dividends paid through the aforementioned dates and was calculated using Laidlaw’s estimated cost of equity. Based upon and subject to the foregoing, Morgan Stanley estimated a valuation range per share of Laidlaw common stock of $31.00 to $34.00.

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

Discounted Cash Flow Method.  Morgan Stanley performed a discounted cash flow analysis assuming that Laidlaw continued to operate as a standalone entity. This analysis was performed by adding (a) the present value of the estimated future unlevered free cash flows that Laidlaw could generate over the period from June 30, 2007 to August 31, 2011, and (b) the present value of Laidlaw’s “terminal value” on August 31, 2011, and then adjusting these aggregate values to equity values by subtracting net debt. To determine the unlevered free cash flows and the terminal value for Laidlaw, Morgan Stanley used financial projections provided by Laidlaw management. The “terminal value” was determined by applying a range of multiples of estimated 12-month trailing EBITDA for fiscal year 2011. Morgan Stanley used a multiple range of 5.5x to 6.5x and a discount rate range to discount cash flows back to present value, reflecting Laidlaw’s weighted average cost of capital, of 8.0% to 10.0%. Based on this analysis, Morgan Stanley estimated a valuation range per share of Laidlaw common stock of $26.00 to $33.00.

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

Selected Precedent Transaction Analysis.  Morgan Stanley reviewed and compared the proposed financial terms implied in the Laidlaw/FirstGroup merger to corresponding publicly available financial terms of selected transactions. For this analysis, Morgan Stanley reviewed corporate transactions since 2000 to the present in the global bus transportation industry and focused on information relating to the following precedent transactions as of each transaction’s respective announcement date:

•	January 2000 — ATC/Vancom, Inc. / National Express Group plc

•	May 2000 — School Services & Leasing, Inc. / National Express Group plc

•	June 2001 — Vimeca Transport Group / Stagecoach Portugal

•	June 2002 — Stock Transportation Group / National Express Group plc

•	September 2004 — National Bus Company Pty, Ltd. and National Bus Company Queensland / Ventura Motors Pty, Ltd. and Connex Group

•	June 2005 — Tellings Golden Miller plc, London Bus Division / National Express Group plc

•	July 2005 — ATC/Vancom, Inc / Connex North America, Inc.

•	October 2005 — ALSA Grupo S.L.U. / National Express Group plc

Morgan Stanley derived from the selected transactions listed above a reference range of aggregate value divided by last twelve months (“LTM”) EBITDA and LTM Earnings before interest and taxes (“EBIT”) multiple range. The aggregate value divided by LTM EBITDA multiple range ranged from 3.2x to 9.3x. The aggregate value divided by LTM EBIT multiple range ranged from 7.2x to 16.0x. Morgan Stanley selected an aggregate value divided by LTM EBITDA multiple range of 6.5x to 8.5x and an aggregate value divided by LTM EBIT multiple range of 11.0x to 15.0x based on the precedent transactions listed above and applied that range to LTM (the period denoted by LTM for this analysis was taken to be January 1, 2006 to December 31, 2006) EBITDA and EBIT, respectively, which resulted in a valuation range of $26.00 to $37.00. In addition, Morgan Stanley calculated the value of Laidlaw’s NOL balance in the context of a change of control. To calculate the per share value of Laidlaw’s NOL balance, Morgan Stanley computed the present discounted value of future tax benefits derived from the NOL balance. The inclusion of the value of Laidlaw’s NOL balance implied a valuation range for Laidlaw common stock of $29.00 to $40.00 per share.

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

No company or transaction utilized in the selected precedent transactions analysis is identical to Laidlaw or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Laidlaw, such as the impact of competition on Laidlaw and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Laidlaw or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

Leveraged Buyout Analysis.  Morgan Stanley analyzed Laidlaw’s value from the perspective of a financial buyer that would effect a leveraged buyout of Laidlaw using a capital structure that contained additional senior secured, senior unsecured, and subordinated debt. Morgan Stanley used estimates provided by Laidlaw, and based on its experience, Morgan Stanley assumed that a financial buyer could monetize its Laidlaw investment on August 31, 2011 at an aggregate value range that represented a multiple of 5.5x — 7.0x LTM EBITDA (the period denoted by LTM for this analysis was taken to be September 1, 2010 to August 31, 2011). Morgan Stanley added Laidlaw’s forecasted 2011 cash balance and subtracted Laidlaw’s forecasted 2011 debt outstanding to calculate Laidlaw’s August 31, 2011 equity value range. Based on Laidlaw’s calculated August 31, 2011 equity value range, Morgan Stanley derived a valuation range of $31.00 to $34.00 per share, representing implied values per share that a financial buyer might be willing to pay to acquire Laidlaw.

Morgan Stanley noted that the consideration per share to be received by holders of Laidlaw common stock pursuant to the merger agreement was $35.25.

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Laidlaw or its common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Laidlaw. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analysis of Morgan Stanley of the fairness of the consideration to be received by holders of shares of Laidlaw common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on February 8, 2007 to Laidlaw’s board of directors, subsequently confirmed in writing.

These analyses do not purport to be appraisals or to reflect the prices at which shares of common shares of Laidlaw might actually trade. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

The merger consideration was determined through arm’s-length negotiations between Laidlaw and FirstGroup and was approved by Laidlaw’s board of directors. Morgan Stanley provided advice to Laidlaw during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Laidlaw or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to Laidlaw’s board of directors was one of many factors taken into consideration by Laidlaw’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Laidlaw’s board of directors with respect to the merger consideration or of whether Laidlaw’s board of directors would have been willing to agree to a different merger consideration.

Laidlaw’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Laidlaw and have received fees for the rendering of these services. In addition, Morgan Stanley is a full services securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of Laidlaw or FirstGroup for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans or any currency or commodity.

Pursuant to its engagement letter, Morgan Stanley acted as financial advisor to the Board of Directors of Laidlaw in connection with this transaction, and Laidlaw has agreed to pay Morgan Stanley customary fees in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Laidlaw has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Laidlaw has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Interests of Laidlaw’s Directors and Executive Officers in the Merger

When considering the recommendation of Laidlaw’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Laidlaw stockholders generally, pursuant to certain agreements between such directors and executive officers and us and under certain company benefits plans. These interests may be different from, or in conflict with, your interests as a Laidlaw stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Effect of Awards Outstanding Under Laidlaw’s Stock Plans

As of March 1, 2007, there were approximately 1,362,500 shares of our common stock subject to stock options with an exercise price of less than $35.25 granted under our equity incentive plans to our current directors and executive officers. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $35.25, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.

The following table summarizes the vested and unvested options with exercise prices of less than $35.25 per share held by our directors and executive officers as of March 1, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	No. of Shares			Consideration	Consideration
	Underlying	Underlying	Weighted Average	Weighted Average	Resulting from	resulting from
	Vested	Unvested	Exercise Price of	Exercise Price of	Vested Stock	Unvested	Total Resulting
	Options	Options	Vested Options	Unvested Options	Options	Stock Options	Consideration

Directors
John F. Chlebowski	13,500	13,500	$15.58	$24.98	$265,545	$138,645	$404,190
James H. Dickerson, Jr.	13,500	13,500	$15.58	$24.98	$265,545	$138,645	$404,190
Lawrence M. Nagin	13,500	13,500	$15.58	$24.98	$265,545	$138,645	$404,190
Richard P. Randazzo	13,500	13,500	$15.58	$24.98	$265,545	$138,645	$404,190
Maria A. Sastre	13,500	13,500	$15.58	$24.98	$265,545	$138,645	$404,190
Peter E. Stangl	20,250	20,250	$15.58	$24.98	$398,318	$207,968	$606,285
Carroll R. Wetzel, Jr.	13,500	13,500	$15.58	$24.98	$265,545	$138,645	$404,190
Executive Officers
Kevin E. Benson	341,667	178,333	$16.04	$23.04	$6,562,250	$2,177,000	$8,739,250
Beth B. Corvino	76,667	113,333	$17.36	$23.58	$1,371,667	$1,322,333	$2,694,000
Mary B. Jordan	—	50,000	—	$28.47	—	$338,950	$338,950
Jeffrey W. Sanders	35,000	90,000	$17.05	$26.64	$637,083	$775,067	$1,412,150
Jeffery A. McDougle	31,667	83,333	$17.62	$26.66	$558,417	$715,833	$1,274,250
Douglas A. Carty	110,000	50,000	$16.22	$21.32	$2,093,333	$696,667	$2,790,000

Totals	696,250	666,250			$13,214,338	$7,065,688	$20,280,025

At the effective time of the merger, each outstanding restricted stock award and deferred stock award granted under our Amended and Restated Equity and Performance Incentive Plan will fully vest and such awards will be canceled and converted into the right to receive $35.25 in the same manner as shares of our common stock. The following table summarizes the unvested shares of restricted stock and deferred shares held by our directors and executive officers as of March 1, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with such unvested restricted shares and deferred shares.

	No. of Shares of	No. of Deferred	Resulting
	Restricted Stock	Shares	Consideration

Directors
John F. Chlebowski	10,125	—	$356,906
James H. Dickerson, Jr.	10,125	—	$356,906
Lawrence M. Nagin	10,125	—	$356,906
Richard P. Randazzo	10,125	—	$356,906
Maria A. Sastre	10,125	—	$356,906
Peter E. Stangl	15,189	—	$535,412
Carroll R. Wetzel, Jr.	10,125	—	$356,906
Executive Officers
Kevin E. Benson	—	167,500	$5,904,375
Beth B. Corvino	—	71,250	$2,511,563
Mary B. Jordan	—	20,000	$705,000
Jeffrey W. Sanders	—	51,500	$1,815,375
Jeffery A. McDougle	—	37,875	$1,335,094
Douglas A. Carty	—	81,250	$2,864,063

Totals	75,939	429,375	$17,812,319

At the effective time of the merger, each outstanding phantom stock appreciation right will fully vest and be converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of (x) the excess of the phantom stock price at the effective time of the merger, if any, over the exercise price per share of the phantom stock appreciation rights and (y) the number of phantom stock appreciation rights. The following table summarizes the unvested phantom stock appreciation rights held by Douglas A. Carty as of March 1, 2007 and the estimated consideration that he may receive pursuant to the merger agreement in connection with such phantom stock appreciation rights. None of our other executive officers hold any phantom stock appreciation rights.

	No. of Shares	Weighted Average
	Underlying Unvested	Exercise Price of	Estimated Phanton
	Phantom Stock	Phantom Stock	Stock Price at	Estimated Resulting
	Appreciation Rights	Appreciation Rights	Close	Consideration

Executive Officer
Douglas A. Carty	150,000	$13.14	$14.10	$144,000

Severance and Change in Control Agreements

In late 2005, we initiated a review of certain employment agreements in order to ensure our compliance with Section 409A of the Internal Revenue Code (the “Code”) and to verify that the terms contained in such agreements with our officers were reasonable in light of the general market for their services. On July 27, 2006, the Human Resources and Compensation Committee of our board of directors approved entering into amended and restated employment agreements with Kevin E. Benson, Beth Byster Corvino, Jeffrey W. Sanders, Jeffery A. McDougle, Douglas A. Carty and a new employment agreement with Mary B. Jordan, who had recently joined the Company. These officers entered into amended and restated employment agreements on August 1, 2006, which replaced each officer’s then-existing employment agreement and change in control agreement. The substantive compensation provisions of each officer’s prior agreements remained principally unchanged, such as salary, bonus, perquisites and severance. Changes to the prior agreements included:

•	providing for a gross-up by the Company of any excise tax imposed on the officer under Code Section 4999 if the total payments that would be “parachute payments” (as defined in the Code) exceed the applicable threshold by 10% or more, or if such payments exceed the threshold by less than 10%, providing for a reduction of such payments;

•	continuing the effectiveness of restrictive covenants after a change in control; and

•	allowing for a pre-change in control termination by the officer for “good reason” (as defined in the agreement).

We entered into further amendments to these agreements with each of Mr. Benson, Ms. Corvino, Mr. Sanders, Mr. McDougle and Ms. Jordan on January 24, 2007, and with Mr. Carty on February 26, 2007. These amended and restated employment agreements did not modify the salary, bonus, severance, change in control payments or other benefits previously provided to such officers, except to:

•	change the manner in which each officer’s bonus portion of the severance calculation is determined following a change of control, which change would likely result in these officers receiving less severance upon a change of control than under the prior version of their employment agreements;

•	eliminate the officer’s rights to an automobile allowance and executive benefit stipend as additional perquisites and, in exchange, to increase the officer’s base salary by the value of such benefits; and

•	provide the officer with the right of up to $25,000 in outplacement services in the event the officer’s employment is terminated without cause prior to a change in control.

Prior to such amendment, each officer’s severance amount was determined based on the officer’s base salary and the higher of (a) the highest annual bonus earned in any fiscal year after the change in control or the three years prior to the change in control, or (b) the officer’s target bonus for the year in which the change in control occurs. After such amendment, each officer’s severance amount is based on the officer’s base salary and the higher of (a) the average bonus earned by the officer in the three fiscal years preceding the change in control, or such portion thereof in which the executive was employed or (b) the target bonus for the year in which the change in control occurs.

Under circumstances unrelated to a “change in control” (as defined in the change in control agreement), if the executive officer is terminated by Laidlaw without “cause” or upon his or her “disability” (as such terms are defined in the change in control agreement) or such executive officer terminates his or her employment for “good reason” (as defined in the change in control agreement), for a period of 24 months (or 12 months in the case of Mr. McDougle and Mr. Sanders) following such termination, Laidlaw will continue each month to pay the executive officer’s base salary plus one-twelfth of his or her target bonus in effect at that time (provided, in the case of Ms. Jordan, any such termination follows her second anniversary) plus the monthly COBRA continuation cost for medical and dental benefits for the executive officer and his or her eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A, the total amount that would otherwise be payable to the executive officer shall instead be payable in equal monthly installments over a period not extending beyond two and one-half months after the later to occur of the end of the calendar year in which such termination occurs or the end of Laidlaw’s fiscal year in which such termination occurs, if such payment schedule would avoid the application of Code Section 409A. If such payment schedule would not avoid the application of Code Section 409A, then such payments will be made over the original 24-month period (or 12-month period in the case of Mr. McDougle and Mr. Sanders), but any payments that would otherwise be made during the first six months following such termination will be withheld and paid in the month following the end of such six-month period. In the event of a termination giving rise to such payments, the agreement also provides the executive officer with either term life insurance for such 24-month period (or 12-month period in the case of Mr. McDougle and Mr. Sanders) or a lump sum cash amount equal to the cost of term life insurance. Also, the executive officer would be eligible to participate during the 24-month period (or 12-month period in the case of Mr. McDougle and Mr. Sanders) following his or her termination in Laidlaw’s medical and dental plans at his or her sole expense.

If within a two-year period following a “change in control”, Laidlaw terminates an executive officer’s employment without “cause” or the executive officer terminates his or her employment for “good reason,” Laidlaw will provide the executive officer with a lump sum payment consisting of two times the sum of his or her highest previous base salary plus the higher of (a) the average bonus earned by the executive in the three fiscal years preceding the change in control, or such portion thereof in which the executive was employed or (b) the target bonus for the year in which the change in control occurs and the COBRA continuation cost of 24 months of medical and dental insurance coverage for the executive officer and his or her eligible dependents. In the event that such amounts as payable would become subject to the application of Code Section 409A then such payments shall be withheld and paid in a lump sum after the end of such six-month period. During the 24-month period, the executive officer will be able to purchase continued coverage at his or her full expense under Laidlaw’s medical and dental plans. In addition, Laidlaw will provide the executive officer with continued welfare benefit coverage (other than medical and dental coverage) for a period of 24 months, which amount is subject to reduction to the extent he or she receives any comparable benefits from another employer within this period. The executive officer also will receive a lump sum payment equal to the actuarial equivalent of the additional retirement pension, medical, life and other benefits that he or she would have received under Laidlaw’s retirement and health and welfare benefits plans during the 24-month period following his or her termination of employment (to the extent not otherwise provided by the underlying plan) and the executive officer will receive service credit for vesting and benefit purposes under all retirement plans of Laidlaw in which he or she participates to the extent such additional credit does not jeopardize the retirement plan’s tax-favored status. Further, all equity incentive awards the executive officer holds will become fully vested and all his stock options will become fully exercisable. The executive officer will also be entitled to reimbursement of reasonable outplacement services.

To the extent the payments to the executive officer in connection with a change in control exceed the Code Section 280G threshold amount by 10% or more, Laidlaw will gross-up the payments to compensate for any excise tax imposed as a result thereof. In the event that such payments exceed the Code Section 280G threshold by less than 10%, such payments will be reduced to avoid the application of Code Section 280G. In addition, to the extent any payments made to the executive officer (in connection with a change in control or otherwise) violate Code Section 409A despite the protections against such violation built into the agreement, Laidlaw will pay the resulting excise tax under Code Section 409A on a fully grossed-up basis.

The following table shows the estimated amount of potential cash severance payable to our current executive officers (including reimbursement for outplacement expenses, if applicable) based on an assumed termination date of May 31, 2007 (assuming the termination date is after a change in control), and the estimated present value of continuing coverage of medical, dental and other benefits. The table also shows the potential estimated “gross-up payment” to which certain of our executive officers are entitled to in the event that any benefit gives rise to an excise tax. Such “gross-up” payment is intended to place the executive officer in the same after-tax position that the executive officer would have been in if no excise tax had applied.

	Potential Amount	Potential	Potential	Potential Total
	of Cash	Estimated Present	Estimated	Estimated
	Severence Payment	Value of Benefits	Gross-up Payment	Consideration

Executive officer
Kevin E. Benson	$3,621,040	$25,983	$0	$3,647,023
Beth Byster Corvino	$1,496,872	$33,545	$0	$1,530,417
Mary B. Jordan	$1,035,707	$13,356	$0	$1,049,063
Jeffrey W. Sanders	$1,199,474	$33,426	$0	$1,232,900
Jeffery A. McDougle	$1,074,696	$33,248	$0	$1,107,944
Douglas A. Carty	$2,309,251	$34,323	$0	$2,343,574

	$10,737,040	$173,881	$0	$10,910,921

*	Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation.

Payments under the Non-Employee Director Compensation Policy

Pursuant to a resolution of our board of directors on November 10, 2004 with respect to the Company’s Non-Employee Director Compensation Policy, each member of our board of directors would have automatically been granted 3,375 shares of restricted stock and 6,750 stock options on September 1, 2007, except for Mr. Stangl, who would have been granted 5,063 shares of restricted stock and 10,125 stock options. In connection with the merger negotiations, each member of our board of directors agreed to forfeit his or her right to receive such restricted stock and stock options. In lieu of the restricted stock, the Company agreed that if the effective time of the merger has not occurred prior to September 1, 2007, each of the directors of the Company would receive the following cash compensation:

•	Each of the Company’s directors (other than Mr. Stangl) shall receive cash compensation of $29,742, which amount represents 25% of the restricted stock grant that would have been granted to such director on September 1, 2007 under the Director Compensation Policy multiplied by a stock price of $35.25 per share.

•	Mr. Stangl, the Chairman of the Company’s board of directors, shall receive cash compensation of $44,617, which amount represents 25% of the restricted stock grant that would have been granted to him on September 1, 2007 under the Director Compensation Policy, multiplied by a stock price of $35.25 per share.

For purpose of clarity, the payment of such cash compensation to the Company’s directors in accordance with the terms set forth above shall be in lieu of any actual grant of restricted shares, stock options or other equity as provided for under the Director Compensation Policy and no grant of equity compensation shall be made to any of the directors of the Company pursuant to such policy or otherwise.

Indemnification and Insurance

The merger agreement provides that FirstGroup will cause the surviving corporation in the merger transaction, and the surviving corporation agrees, to indemnify the present and former directors and officers of Laidlaw for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by Delaware law, other applicable law or as provided under our certificate of incorporation and bylaws as in effect on the date of the merger agreement, subject to any limitation imposed by applicable law.

The merger agreement also provides that, for a period of six years after the effective time, FirstGroup will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and liability of officers, directors and employees that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date of the merger agreement. Prior to the effective time, FirstGroup may purchase a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time so long as it provides comparable coverage as the policies in existence on the date of the merger agreement. If FirstGroup does not purchase such a “tail” policy prior to the effective time, then FirstGroup will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of at least the same coverage and containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 200% of the amount per annum paid by Laidlaw in the last full fiscal year, in which case the surviving corporation agrees to obtain a policy offering the greatest coverage available for a cost not to exceed such amount.

Appraisal Rights

Holders of Laidlaw common stock who dissent and do not approve the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the Delaware General Corporation Law, or DGCL, will be entitled to receive payment of the fair value of their shares in cash from Laidlaw, as the surviving corporation in the merger.

ANY LAIDLAW STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of the shares of Laidlaw common stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of Laidlaw common stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If a Laidlaw stockholder has a beneficial interest in shares of Laidlaw common stock that are held of record in the name of another person, such as a broker or nominee, and such Laidlaw stockholder desires to perfect whatever appraisal rights such beneficial Laidlaw stockholder may have, such beneficial Laidlaw stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY A LAIDLAW STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, Laidlaw stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from Laidlaw, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a common stockholder of Laidlaw in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any Laidlaw stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Laidlaw common stock as to which Laidlaw appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger.

While Laidlaw stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. Laidlaw stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to Laidlaw, before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs Laidlaw of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “Written Demand” for additional information regarding written demand requirements.

Within ten (10) days after the effective time of the merger, Laidlaw, as the surviving corporation, must provide notice of the date of effectiveness of the merger to all Laidlaw stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A Laidlaw stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

Laidlaw International, Inc.
55 Shuman Blvd., Suite 400
Naperville, Illinois 60563
Telephone: (630) 848-3000
Attn: Investor Relations

Within 120 days after the effective date of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from Laidlaw, as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by Laidlaw, and the aggregate number of holders of those shares. This statement must be mailed to the Dissenting Stockholder within ten (10) days after the Dissenting Stockholder’s written request has been received by Laidlaw, as the surviving corporation, or within ten (10) days after the date of the effective date of the merger, whichever is later.

Within 120 days after the effective date of the merger, either Laidlaw, as the surviving corporation, or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Laidlaw stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which of the Laidlaw stockholders are entitled to appraisal rights and then will appraise the shares of Laidlaw common stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount determined to be the fair value. If no petition for appraisal is filed with the Delaware Court of Chancery by Laidlaw, as the surviving corporation, or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Laidlaw stockholders. Inasmuch as Laidlaw, as the surviving corporation, has no obligation to file a petition, any Laidlaw stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Laidlaw stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Laidlaw common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Laidlaw common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any Dissenting Stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Laidlaw common stock is converted in the merger. After this sixty (60) day period, a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of Laidlaw or FirstGroup and the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform Laidlaw of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the Laidlaw common stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If Laidlaw common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Laidlaw common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Laidlaw common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Laidlaw common stock held for all or less than all beneficial owners of the Laidlaw stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Laidlaw common stock covered by the demand. Where the number of shares of Laidlaw common stock is not expressly stated, the demand will be presumed to cover all shares of Laidlaw common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Laidlaw stockholders considering whether to seek appraisal should bear in mind that the fair value of their Laidlaw common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, Laidlaw and FirstGroup reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Laidlaw common stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Laidlaw stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, FirstGroup Acquisition, a wholly owned subsidiary of FirstGroup and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of FirstGroup.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by FirstGroup or any direct or indirect wholly owned subsidiary of FirstGroup or us, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $35.25 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by FirstGroup or any direct or indirect wholly owned subsidiary of FirstGroup or us will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive $35.25 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights). The price of $35.25 per share was determined through arm’s-length negotiations between FirstGroup and us.

Effect on Awards Outstanding Under Laidlaw’s Employee Plans

At the effective time, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the excess of $35.25, if any, over the exercise price per share of common stock subject to such option and

•	the number of shares of common stock subject to such option.

At the effective time, each outstanding restricted stock award and each deferred stock award under our Amended and Restated Equity and Performance Incentive Plan will fully vest and such awards will be canceled and converted into the right to receive $35.25 in the same manner as shares of our common stock.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by FirstGroup and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by FirstGroup and us. We currently anticipate the merger to be completed later this year.

Delisting and Deregistration of Laidlaw Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act. Following the completion of the merger Laidlaw will no longer be an independent public company.

Certain Projections

Laidlaw does not, as a matter of course, publicly disclose multi-year projections of future revenues, earnings or other results. However, in connection with FirstGroup’s due diligence review of the Company and in the course of the negotiations between the parties, the Company provided FirstGroup with certain non-public business and financial information about the Company. The information provided to FirstGroup included projections for fiscal years 2007 through 2009 (collectively, the “projections”). The projections, dated January 25, 2007, included estimates of revenue, operating income before depreciation and amortization (EBITDA) and capital expenditures. These projections were prepared on a basis consistent with the accounting principles used in our historical financial statements. We are including these projections in this proxy statement to give our stockholders access to certain nonpublic information considered by FirstGroup and its advisors for purposes of considering and evaluating the merger. The Company also provided its financial advisor with these projections in connection with its financial analysis of the merger consideration. These projections do not give effect to the merger.

The projections are summarized below:

Consolidated	2007	2008	2009
	($ in millions)

Revenue	$3,207	$3,303	$3,402
EBITDA(1)	$477	$519	$551
Capital Expenditures	$247	$298	$284

(1)	It should be noted that EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Further, management’s calculation of EBITDA may differ from that used by others.

In preparing the above projections, the Company made the following material assumptions:

Fiscal 2007 projection assumptions:

•	Consolidated revenue grows approximately 2.4% due to a successful fiscal 2006 bid season, acquisitions and charter revenue growth at Laidlaw Education Services and generally flat revenues at Greyhound and Laidlaw Transit.

•	Consolidated EBITDA increases 2.3% due to:

•	Greyhound’s maturing network changes and a drop in lease expense;

•	EBITDA from revenue growth at Laidlaw Education Services is offset by project spending and increased fuel costs; and

•	declines at Laidlaw Transit due to a large gain on sale of property in the prior year.

•	Capital expenditures remain below replacement levels as there are no significant new bus purchases at Greyhound.

Fiscal 2008 and 2009 projection assumptions:

•	Revenue growth forecast at approximately 3% per year, which assumes inflationary price increases and no significant incremental volume growth.

•	EBITDA margins would expand approximately 80 basis points in fiscal 2008 and approximately 50 basis points in fiscal 2009, with margin improvements at:

•	Laidlaw Education driven by lower fuel costs, operational efficiencies gained from projects started in 2007 and reduced project spending;

•	Greyhound due to the elimination of bus refurbishment costs as the program is completed in 2007 and reduced bus lease expenses; and

•	Laidlaw Transit due to reduced overhead expenses.

•	Capital expenditures in fiscal 2008 and 2009 are above replacement levels as they include both new bus purchases at Greyhound, and bus lease buyouts at lease expiration ($30 million in 2008 and $16 million in 2009).

No assurances can be given that these assumptions will accurately reflect future conditions. Although presented with numerical specificity, projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Forward-Looking Information,” beginning on page 10, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. You should review our most recent SEC filings for a description of risk factors with respect to our business. See “Where You Can Find More Information” beginning on page 51.

The projections were not prepared with a view toward public disclosure or complying with generally accepted accounting principles, or to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has not examined or compiled any of the projections, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the projections and should not be read to do so. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by the Company or FirstGroup or their respective affiliates or representatives to any security holder of the Company regarding the ultimate performance of the Company compared to the information contained in the projections. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to U.S. stockholders of Laidlaw whose shares of Laidlaw common stock are exchanged for cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who do not hold their shares of Laidlaw common stock as capital assets or who are subject to special rules, including: U.S. expatriates, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. dollar, stockholders who hold their shares of Laidlaw common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Laidlaw common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger.  The receipt of cash in exchange for Laidlaw common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Laidlaw common stock exchanged for cash in the merger. Such gain or loss will be long-term capital gain or loss if the stockholder’s holding period for those shares of Laidlaw common stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of Laidlaw common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Laidlaw common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Information Reporting and Backup Withholding.  Payments made to a stockholder whose shares of Laidlaw common stock are exchanged for cash pursuant to the merger are subject to information reporting and to backup withholding unless: (i) the stockholder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the stockholder provides a correct taxpayer identification number, and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

HSR Act

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. Laidlaw and FirstGroup each filed on February 27, 2007, a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after FirstGroup and Laidlaw have substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of FirstGroup or Laidlaw or to impose restrictions on the operations of the combined company post closing. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. Under the merger agreement, subject to certain conditions and limitations, FirstGroup and Laidlaw have agreed to use their reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act.

Competition Act

The merger exceeds the thresholds for mandatory pre-merger notification under Part IX of the Competition Act. Such a notification involves the provision of certain prescribed information to the Commissioner of Competition appointed under the Competition Act and the expiration, termination or waiver of the applicable statutory waiting period. Completion of the Commissioner’s review of a notifiable transaction may take longer than the applicable statutory waiting period. Upon completing her review, the Competition Act allows the Commissioner to challenge a merger before the Competition Tribunal if she believes that the merger will or will likely substantially prevent or lessen competition. Where the Commissioner is successful in satisfying the Tribunal that a merger will or will likely have such an effect, the Tribunal may make a variety of orders including an order prohibiting the closing of a transaction or, if the merger is already completed, an order requiring the disposal of assets or shares. The Commissioner may also seek interlocutory injunctions to prevent the closing of a transaction that the Commissioner is still reviewing or has challenged. Where the Commissioner is satisfied that she would not have sufficient grounds to apply to the Tribunal in respect of a transaction under the merger provisions of the Competition Act, the Commissioner may so advise the purchaser in writing or issue an Advance Ruling Certificate, or ARC, pursuant to section 102 of the Competition Act. If an ARC is issued, the parties to the transaction are not required to file a pre-merger notification. If a notification has already been filed and the applicable statutory waiting period has not expired, the issuance of an ARC has the effect of terminating the statutory waiting period.

Laidlaw and FirstGroup each will file short-form pre-merger notifications with the Commissioner shortly. Completion of the merger is subject to (a) issuance by the Commissioner of an ARC or (b) FirstGroup being advised, in writing, by the Commissioner that she has no intention to file an application under Part VIII of the Competition Act, collectively, the Competition Act Approval. There can be no assurance that the merger will not be challenged under the Competition Act or, if such challenge is made, that the challenge will not be successful. Under the merger agreement, subject to certain conditions and limitations, FirstGroup and Laidlaw have agreed to use their reasonable best efforts to take all actions necessary to obtain Competition Act Approval.

U.S. Surface Transportation Board

The completion of the merger is subject to the advance approval of the Surface Transportation Board of the U.S. Department of Transportation, which is vested with jurisdiction to authorize the acquisition or merger of motor carriers of passengers engaged in interstate or foreign commerce. On March 8, 2007, FirstGroup filed an application seeking the Surface Transportation Board’s approval of the transaction.

Exon-Florio

As FirstGroup is not based in the U.S., the transaction is subject to the Exon-Florio provision of the Defense Production Act, which provides for voluntary filings in certain cases. The parties have agreed to make such a filing and to make it a condition of closing that the U.S. government has completed its national security review and, if necessary, investigation and determined that no adverse action would be taken with respect to the merger. FirstGroup and Laidlaw will notify the Committee on Foreign Investment in the United States of the proposed transaction.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Laidlaw urges you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The representations and warranties described below and included in the merger agreement were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Laidlaw and FirstGroup in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Laidlaw and FirstGroup rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Laidlaw or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Laidlaw and its business. See “Where You Can Find More Information” beginning on page 51.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by FirstGroup and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the date of closing, which will take place not later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement (except those conditions which by their nature are to be satisfied at the closing), or at such other time as is agreed upon by FirstGroup and us.

Conversion of Shares; Procedures for Exchange of Certificates

Except for shares held by us as treasury stock, shares owned by FirstGroup or any of its subsidiaries and shares for which appraisal rights have been duly exercised under Section 262 of the DGCL, shares of our common stock outstanding immediately prior to the effective time of the merger shall be converted into the right to receive $35.25 in cash, without interest.

Each share of common stock held by us as treasury stock, or any such shares held by FirstGroup and its subsidiaries shall be canceled and no payment will be made with respect to such shares. Immediately prior to the effective time, each share of FirstGroup Acquisition outstanding shall be converted into one share of common stock of Laidlaw as the surviving corporation in the merger.

FirstGroup will deposit, or cause the surviving corporation or another affiliate of FirstGroup to deposit with Mellon Financial Services, the exchange agent, cash sufficient to pay the aggregate merger consideration for the benefit of holders of the certificated and uncertificated shares of our common stock. At such time, FirstGroup will, or will cause the exchange agent to, send a letter of transmittal and instructions to each holder of shares of our common stock for use in the exchange of such shares for the merger consideration. Upon surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, or in the case of the book-entry transfer of uncertificated shares, upon the exchange agent’s receipt of an “agent’s message” (or other evidence as the exchange agent may reasonably request) each holder of shares of our common stock will be entitled to receive the merger consideration.

Dissenting Shares

Shares of our common stock which are issued and outstanding prior to the effective time of the merger and held by a holder who has not voted such shares in favor of the merger and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the effective time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of our common stock will be treated as if they have been converted into the right to receive the merger consideration as of the effective time. We have agreed to give FirstGroup prompt notice of any demands we receive for appraisal of shares of our common stock, and FirstGroup has the right to participate in all negotiations and proceedings in connection with such demands. We have agreed not to make any payment with respect to, offer to settle or settle any such demands without the prior written consent of FirstGroup.

Treatment of Stock Options and Other Equity-Based Awards

At the effective time, each option to purchase shares of common stock outstanding under any employee plan, whether or not vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the applicable exercise price of such Company stock option multiplied by (ii) the total number of shares of common stock subject to such option. Laidlaw, as the surviving corporation in the merger, will pay such amount promptly after the effective time to the holder of each option to purchase shares of our common stock.

Immediately prior to the effective time, we will take necessary actions to cause each outstanding restricted stock award and each deferred stock award under our Amended and Restated Equity and Performance Incentive Plan to fully vest as of the effective time and such awards will be canceled and converted into the right to receive the merger consideration in the same manner as shares of common stock.

Representations and Warranties

Subject to certain exceptions, we made a number of representations and warranties to FirstGroup, relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our and our subsidiaries’ capital structures;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to Laidlaw;

•	resolutions by our board of directors with respect to (i) the determination of the advisability and fairness of the merger to Laidlaw and its stockholders, (ii) the approval of the merger agreement and the transactions contemplated thereby and (iii) the recommendation to our stockholders to adopt and approve the merger agreement;

•	the required actions by or in respect of, or filing with any governmental authority in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Laidlaw;

•	the absence of violations or breach of our organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Laidlaw or its subsidiaries as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Laidlaw;

•	financial statements and documents that we have filed with or furnished to the SEC or the applicable securities regulatory authorities of the provinces and territories of Canada, as applicable, since August 31, 2004, our internal controls and procedures in connection therewith, our compliance with the applicable listing and corporate governance rules of the NYSE and other related matters;

•	the accuracy of information supplied by Laidlaw in connection with this proxy statement or supplied by Laidlaw in writing to FirstGroup in connection with their stockholder circular or financing documents;

•	in each case since August 31, 2006, the absence of: a material adverse effect on our business; amendments to our governing documents; any splits or reclassifications of or repurchases or redemptions of our capital stock; amendments to the terms of our or our subsidiaries’ securities; the incurrence of certain capital expenditures; mergers, acquisitions or plans of complete or partial liquidation, dissolution, recapitalization or restructuring; certain sales, leases, or transfers of or the incurrence of liens on assets, loans to or investments in other persons; the incurrence of certain indebtedness; changes in employee compensation and benefits; changes in methods of accounting or tax practices; or any agreements to do any of the foregoing;

•	the absence of undisclosed liabilities and the amount of net debt owed by us and our subsidiaries;

•	compliance with applicable laws;

•	the absence of pending or threatened litigation, claim, action, suit, investigation, audit or proceeding before any court, arbitrator or governmental authority;

•	licenses, franchises, permits, certificates, approvals, consents, registrations and similar authorizations of or from any governmental authority;

•	fees or commissions owed by us in connection with the transactions contemplated by the merger agreement;

•	the receipt of an opinion from Morgan Stanley as financial advisor to Laidlaw;

•	tax matters;

•	our employee benefit plans, agreements, collective bargaining agreements and matters relating to the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act and other related matters;

•	environmental matters;

•	intellectual property matters;

•	the validity and enforceability of our material contracts, and the absence of any breaches, violations or defaults under our material contracts;

•	title or valid leasehold interests in our properties; and

•	the inapplicability of our rights plan or antitakeover statutes enacted under U.S. state or federal law, including Section 203 of the DGCL, to the merger.

FirstGroup made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their and FirstGroup Acquisition’s corporate organization and similar corporate matters;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to FirstGroup and FirstGroup Acquisition;

•	resolutions by FirstGroup’s board of directors with respect to (i) the approval of the merger agreement and the transactions contemplated thereby and (ii) the recommendation to its shareholders to approve the merger;

•	the required actions by or in respect of, or filing with any governmental authority in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by FirstGroup and FirstGroup Acquisition;

•	the absence of violations or breach of FirstGroup’s or FirstGroup Acquisition’s organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on FirstGroup or FirstGroup Acquisition as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by FirstGroup or FirstGroup Acquisition;

•	the accuracy of the information supplied by FirstGroup in writing in connection with this proxy statement;

•	fees or commissions owed by FirstGroup in connection with the transactions contemplated by the merger agreement; and

•	the execution by FirstGroup of facility agreements from financial institutions to provide funds in connection with the payment of the merger consideration.

Our and FirstGroup’s representations, warranties and agreements shall not survive the effective time of the merger, except for covenants which by their terms are to be performed after the effective time.

Conduct of Business Pending the Merger

Under the merger agreement, prior to the effective time of the merger, Laidlaw has agreed to and to cause each of its subsidiaries to conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to:

•	preserve intact its business organization consistent with ongoing business needs;

•	maintain in effect all of its material foreign, federal, state, provincial and local permits;

•	keep available the services of its executive officers and key employees; and

•	maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

In addition, we have also agreed that until the effective time of the merger, subject to certain exceptions, without the prior written consent of FirstGroup, Laidlaw will not and will cause each of its subsidiaries to not:

•	amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

•	split, combine or reclassify any shares of our or our subsidiaries’ capital stock or declare, set aside or pay any dividend or other distribution in respect of such capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of our or our subsidiaries’ securities, except for (i) forfeitures under restricted stock awards or share repurchases in connection with the exercise of stock options or the vesting of restricted stock awards consistent with past practice, (ii) dividends by any of our wholly-owned subsidiaries and (iii) regular quarterly cash dividends on the shares of our common stock not in excess of $0.17 per quarter;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of our or our subsidiaries’ securities other than the issuance of (i) any shares of common stock granted pursuant to restricted stock awards or upon the exercise of common stock options that, in each case, are outstanding as of the date of the merger agreement in accordance with the terms of those stock awards and options on the date of the merger agreement and (ii) any of our subsidiaries’ securities to us or any of our subsidiaries;

•	amend any term of any of our or our subsidiaries’ securities, in each case, whether by merger, consolidation or otherwise;

•	incur any capital expenditures or any obligations or liabilities in respect thereof, except for: (i) those contemplated by the capital expenditures set forth in forecasts made available to FirstGroup prior to the date of the merger agreement, (ii) those required by new revenue contracts entered into after the date of the merger agreement or (iii) any unforecasted capital expenditures not to exceed $10 million in the aggregate during the first six months following the date of the merger agreement or $15 million in the aggregate during the first nine months following the date of the merger agreement;

•	merge or consolidate with any person other than a subsidiary of Laidlaw;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any other person, other than Laidlaw or any of its subsidiaries, with a purchase price in excess of $10 million in the aggregate during the first six months following the date of the merger agreement or $15 million in the aggregate during the first nine months following the date of this merger agreement, except as set forth in forecasts made available to FirstGroup prior to the date of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	sell, lease or transfer, or create any lien on any of its assets except for sales in the ordinary course of business consistent with past practice;

•	other than in certain circumstances specified in the merger agreement, make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business consistent with past practice;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees, subject to certain exceptions;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Laidlaw, any of its subsidiaries or any of their respective affiliates or any successor thereto or that could, after the effective time, limit or restrict in any material respect Laidlaw (also as the surviving corporation in the merger), any of its subsidiaries, FirstGroup or any of their respective affiliates, from engaging or competing in any line of business;

•	enter into any material contract, other than customer contracts entered into by Laidlaw’s public transit business, or amend, modify in any material respect or terminate any material contract or otherwise waive, release or assign any material rights, claims or benefits of Laidlaw or any of its subsidiaries;

•	terminate, renew, suspend, abrogate, amend or modify in any material respect any permit held by Laidlaw or any of its subsidiaries, other than in the ordinary course of business;

•	grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of Laidlaw or any of its subsidiaries (in the case of employees, other than in the ordinary course of business consistent with past practice), or take certain other actions related to employee compensation and benefits;

•	change Laidlaw’s methods of accounting;

•	settle or propose to settle, (i) any material litigation, action, proceeding or other claim involving or against Laidlaw or any of its subsidiaries, with certain limited exceptions, (ii) any stockholder litigation or dispute against Laidlaw or any of its officers or directors or (iii) any material litigation, action, suit, action or proceeding or other claim that relates to the transactions contemplated hereby;

•	fail to use reasonable best efforts to maintain existing material insurance policies or comparable replacement policies where available for a similar reasonable cost;

•	make or change any material election with respect to taxes or filing any federal income tax return or take certain other actions with respect to tax matters;

•	take any action that would make any representation or warranty of Laidlaw inaccurate in any respect at, or as of any time before, the effective time;

•	take any action reasonably expected to result in any of the conditions to the merger not being satisfied or that would materially delay the closing of the transaction; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation of Third Parties by Laidlaw or FirstGroup

Laidlaw and FirstGroup have agreed that neither they nor their respective subsidiaries shall, nor shall they permit their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to it or its respective subsidiaries or afford access to their business, properties, assets, books or records or otherwise cooperate in any way with any third party that is seeking to make, or has made, an acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities;

•	fail to make, withdraw or modify in a manner adverse to the other party the approval or recommendation of its board of directors (or recommend an acquisition proposal or take any action or make any statement inconsistent with the approval or recommendation of the merger); or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal.

An “acquisition proposal” means with respect to any person, other than the transactions contemplated by the merger agreement, any third party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such person and its subsidiaries or over 25% of any class of equity or voting securities of such person or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such person, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such person or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such person, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets or other similar transaction involving such person or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such person or (iv) a reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such person or any of its subsidiaries. Any third party offer or proposal of the nature described in any of the foregoing clauses (i)-(iv) relating to the Greyhound business of Laidlaw and its subsidiaries shall be deemed an acquisition proposal without regard to the 25% thresholds referred to in such clauses (i)-(iv).

Nevertheless, the boards of directors of Laidlaw and FirstGroup may engage in negotiations with any third party that, subject to compliance with the foregoing, has made a bona fide acquisition proposal that the applicable board of directors reasonably determines is or will lead to a superior proposal and may thereafter furnish to such third party nonpublic information pursuant to a confidentiality agreement with terms not less restrictive to such third party than those contained in the confidentiality agreement between Laidlaw and FirstGroup.

A “superior proposal” means any bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of capital stock of Laidlaw or FirstGroup on terms that such board determines in good faith by majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of the acquisition proposal, would be:

•	more favorable and provide greater value to its stockholders than the merger transaction, and

•	reasonably capable of being consummated on the proposed terms and conditions, taking into account all aspects of the proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the applicable board of directors.

Notwithstanding anything to the contrary in the merger agreement, each of Laidlaw’s and FirstGroup’s board of directors may each make a change in its recommendation to stockholders, if based solely on events or developments unknown to such board of directors as of the date of the merger agreement, that occur, or become known to such board after the date of the merger agreement but prior to the stockholder meeting of the applicable party, and if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

Each of the Company and FirstGroup confirmed that its board of directors was not, as of the date of the merger agreement, aware of any information or expected events or developments which would cause the board of directors to make a change in recommendation to its stockholders. In considering all factors relevant to the board of directors of FirstGroup in making its recommendation to its shareholders, FirstGroup confirmed that its board of directors took into account all of the terms and conditions of the merger agreement and all of the terms and conditions of FirstGroup’s financing facilities entered into in connection with the merger.

The board of directors of each of Laidlaw and FirstGroup will not make a change in recommendation in response to an acquisition proposal unless:

•	such acquisition proposal constitutes a superior proposal;

•	the party in receipt of such superior proposal promptly notifies the other party, in writing, at least three business days before taking such action; and

•	the other party, after receipt of notification, does not make an offer within three business days that is at least as favorable to the stockholders of the party in receipt of such superior proposal as the superior proposal.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is approved by our stockholders at the special meeting;

•	at the extraordinary general meeting of FirstGroup’s shareholders, FirstGroup’s shareholders approve ordinary resolutions to (i) approve the merger, (ii) increase FirstGroup’s authorized share capital, (iii) authorize FirstGroup’s board of directors to allot share capital of FirstGroup and (iv) authorize FirstGroup’s board of directors to incur borrowings to effect the financing of the merger;

•	no applicable law is in effect which prohibits the consummation of the merger;

•	the waiting periods required under the HSR Act relating to the merger have expired or been terminated or waived and we have received approval under the Competition Act;

•	the U.S. government has completed its national security review under the Exon-Florio Statute of the Defense Production Act of 1950, as amended, and concluded that no adverse action with respect to the merger is necessary; and

•	all actions by, or filings with, the U.S. Surface Transportation Board necessary to permit the consummation of the merger have been taken, made, or obtained.

FirstGroup and FirstGroup Acquisition will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	we have performed in all material respects all of our obligations required under the merger agreement at or prior to the effective time;

•	our representations and warranties in the merger agreement and any writing delivered pursuant thereto (disregarding all materiality and company material adverse effect (as defined in the merger agreement) qualifications contained therein) are true and correct at and as of the effective time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only exceptions as, individually or in the aggregate, have not had and are not reasonably expected to have a company material adverse effect;

•	FirstGroup has received a certificate signed by an executive officer of Laidlaw certifying that the conditions described in the preceding two bullets have been satisfied by Laidlaw;

•	there is no pending action or proceeding by any governmental authority or any applicable law (i) seeking to restrain or prohibit consummation of the merger or seeking material damages in connection with the merger, (ii) seeking to restrain or prohibit FirstGroup’s or FirstGroup Acquisition’s ownership or operation of any material portion of the business or assets of Laidlaw and its subsidiaries, taken as a whole, (iii) seeking to compel FirstGroup or its subsidiaries to take certain actions which the merger agreement does not require FirstGroup to take or (iv) that is otherwise reasonably likely to have a company material adverse effect;

•	there has not occurred and is not continuing any event or facts that, individually or in the aggregate, have had or would reasonably be expected to have a company material adverse effect; and

•	holders of fewer than 10% of the shares of our common stock have demanded (and not withdrawn) appraisal of their shares in accordance with Delaware law.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	each of FirstGroup and FirstGroup Acquisition has performed in all material respects its obligations required under the merger agreement at or prior to the effective time;

•	the representations and warranties of FirstGroup and FirstGroup Acquisition in the merger agreement and any writing delivered pursuant thereto (disregarding all materiality and parent material adverse effect (as defined in the merger agreement) qualifications contained therein) are true and correct at and as of the effective time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only exceptions as, individually or in the aggregate, have not had and are not reasonably expected to have a parent material adverse effect; and

•	we have received a certificate signed by an executive officer of FirstGroup certifying that the conditions described in the preceding two bullets have been satisfied by FirstGroup.

Termination of the Merger Agreement

We and FirstGroup can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either us or FirstGroup if:

•	the merger has not been consummated on or before August 8, 2007, provided that, in the event that as of such date all applicable conditions to closing have been satisfied or waived (other than the expiration of the waiting period under the HSR Act and the receipt of Competition Act approval), such date may be extended by us or FirstGroup up to an aggregate of three months, subject to certain exceptions;

•	applicable law makes consummation of the merger illegal or prohibited; or

•	if our stockholders or FirstGroup’s shareholders do not approve the merger transaction at the applicable stockholder meeting (including any adjournment or postponement thereof), subject to certain exceptions.

FirstGroup can terminate the merger agreement under certain circumstances, including if:

•	our board of directors modifies its recommendation to stockholders to approve the merger agreement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on our part has occurred that would cause us to fail to satisfy a condition to completion of the merger agreement and such condition cannot be satisfied within three months of August 8, 2007;

•	we have willfully and materially breached our obligations in connection with our stockholder meeting, the preparation and filing of this proxy statement, or the recommendation to our stockholders to approve the merger transaction or our obligations in connection with the provisions governing non-solicitation described above; or

•	prior to FirstGroup’s shareholder meeting, its board of directors has made a change in its recommendation to shareholders to approve the merger transaction in compliance with the terms of the merger agreement in order to enter into a definitive written agreement concerning a superior proposal.

We can terminate the merger agreement under certain circumstances, including if:

•	FirstGroup’s board of directors modifies its recommendation to FirstGroup’s shareholders to approve the merger agreement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of FirstGroup or FirstGroup Acquisition has occurred that would cause them to fail to satisfy a condition to completion of the merger agreement and such condition cannot be satisfied within three months of August 8, 2007;

•	FirstGroup has willfully and materially breached its obligations in connection with its shareholder meeting, the preparation and filing of its shareholder circular, or the recommendation to its shareholders to approve the merger transaction or its obligations in connection with the provisions governing non-solicitation described above; and

•	prior to our stockholder meeting, our board of directors has made a change in its recommendation to stockholders to approve the merger agreement in compliance with the terms thereof in order to enter into a definitive written agreement concerning a superior proposal.

Termination Fees and Expenses

Except as otherwise provided for below, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay FirstGroup a fee of $78 million if:

•	FirstGroup terminates the merger agreement due to a change in the recommendation by our board of directors that our stockholders approve the merger agreement;

•	FirstGroup terminates the merger agreement due to our willful and material breach of our obligations in connection with our stockholder meeting, the preparation and filing of this proxy statement, the recommendation to our stockholders to approve the merger agreement and related matters or our obligations in connection with the provisions governing non-solicitation; or

•	we terminate the merger agreement in order to enter into a definitive written agreement concerning a superior proposal.

We must pay a termination fee of $43.35 million to FirstGroup if the merger agreement is terminated by either party as a result of our failure to obtain our stockholder approval at the special meeting, and the Company must pay an additional termination fee of $34.65 million to FirstGroup if, (i) prior to the special meeting, an acquisition proposal is made and (ii) within 12 months of termination, we enter into or consummate certain alternative transactions (provided, that, for the purposes of determining if this termination fee must be paid, the definition of acquisition proposal means an offer or proposal relating to an acquisition, merger or similar transaction involving more than 50% of the assets or voting securities of the Company, rather than the 25% threshold that generally applies throughout the merger agreement, and allows transactions relating to the Greyhound business to be considered together with all other relevant transactions in determining whether an acquisition proposal has been made).

We also must pay a termination fee of $43.35 million to FirstGroup if the merger agreement is terminated by either party due to the passing of the termination date, an acquisition proposal was made to us prior to such termination, and

•	within 12 months of termination, we enter into or consummate certain alternative transactions with a party who had made an acquisition proposal prior to termination; or

•	within 6 months of termination, we enter into or consummate an alternative transaction with a party who had not made an acquisition proposal prior to termination, pursuant to which the total of (i) the net debt to be assumed by such party and (ii) the aggregate consideration received by the Company and our stockholders in connection with the acquisition proposal exceeds $3.601 billion; provided, that, in this case, the amount of the termination fee will be the lesser of $43.35 million and the excess of the total consideration paid over $3.601 billion;

•	provided, that, for the purposes of determining if this termination fee must be paid, the definition of acquisition proposal means an offer or proposal relating to an acquisition, merger or similar transaction involving more than 50% of the assets or voting securities of the Company, rather than the 25% threshold that generally applies throughout the merger agreement, and allows transactions relating to the Greyhound business to be considered together with all other relevant transactions in determining whether an acquisition proposal has been made.

If the merger agreement is terminated by FirstGroup as a result of our breach of any representation or warranty or failure to perform any covenant or agreement on our part that would cause a failure to satisfy a condition to completion of the merger agreement and such condition cannot be satisfied within three months of August 8, 2007, we have agreed to pay FirstGroup 100% of its incurred fees and expenses in connection with the merger agreement and the transactions contemplated thereby, provided that such amount shall not exceed $43.35 million.

The merger agreement requires that FirstGroup pay us £22 million if:

•	either party terminates the merger agreement as a result of FirstGroup’s failure to obtain its shareholder approval;

•	we terminate the merger agreement due to a change in recommendation by FirstGroup’s board of directors that its shareholders approve the merger;

•	we terminate the merger agreement due to FirstGroup’s willful and material breach of its obligations in connection with its shareholder meeting, the preparation and filing of its shareholder circular, or the recommendation to its shareholders to approve the merger or its obligations in connection with the provisions governing non-solicitation; or

•	FirstGroup terminates the merger agreement in order to enter into a definitive written agreement concerning a superior proposal.

If the merger agreement is terminated by us as a result of FirstGroup’s breach of any representation or warranty or failure to perform any covenant or agreement on the part of FirstGroup or FirstGroup Acquisition which has occurred that would cause a failure to satisfy a condition to completion of the merger agreement and such condition cannot be satisfied by the outside date for consummation of the merger, FirstGroup has agreed to pay us 100% of our incurred fees and expenses in connection with the merger agreement and the transactions contemplated thereby, provided that such amount shall not exceed £22 million.

Indemnification and Insurance

The merger agreement provides that FirstGroup will cause the surviving corporation in the merger transaction, and the surviving corporation agrees, to indemnify the present and former directors and officers of Laidlaw for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by Delaware law, other applicable law or as provided under our certificate of incorporation and bylaws as in effect on the date of the merger agreement, subject to any limitation imposed by applicable law.

The merger agreement also provides that, for a period of six years after the effective time, FirstGroup will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and liability of officers, directors and employees that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date of the merger agreement. Prior to the effective time, FirstGroup may purchase a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time so long as it provides comparable coverage as the policies in existence on the date of the merger agreement. If FirstGroup does not purchase such a “tail” policy prior to the effective time, then FirstGroup will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of at least the same coverage and containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 200% of the amount per annum paid by Laidlaw in the last full fiscal year, in which case the surviving corporation agrees to obtain a policy offering the greatest coverage available for a cost not to exceed such amount.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true would not reasonably be expected to have a “material adverse effect” on us. The merger agreement provides that “material adverse effect” means, when used in connection with us: (i) a material adverse effect on the financial condition, business, assets or results of operations of Laidlaw and its subsidiaries, taken as a whole, excluding any such effect resulting from:

•	changes or conditions generally affecting the industries in which Laidlaw and its subsidiaries operate and not disproportionately affecting Laidlaw and its subsidiaries;

•	changes in general economic conditions;

•	national or international political or social conditions, including engagement by the United States in hostilities or resulting from acts of terrorism or war that do not have a disproportionate effect on Laidlaw and its subsidiaries; or

•	the announcement of the execution of the merger agreement with FirstGroup (as opposed to another third party);

or (ii) a material adverse effect on Laidlaw’s ability to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement.

Waiver and Amendment of the Merger Agreement

Laidlaw and FirstGroup may amend or waive any provision of the merger agreement at any time prior to the effective time; provided that after Laidlaw stockholder approval has been obtained, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for shares of our common stock without the further approval of the Laidlaw stockholders.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of March 1, 2007 by: (i) those persons owning of record, or known to us to be the beneficial owner of, more than five percent of the voting securities of Laidlaw; (ii) each of our directors; (iii) each of the executive officers named in the “Summary Compensation Table” in our 2007 annual meeting proxy statement filed on Schedule 14A; and (iv) all directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective director, named executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act. The address of each individual listed below is c/o Laidlaw International, Inc., 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563.

Percentage of beneficial ownership is based on 79,376,126 shares of our common stock outstanding as of March 1, 2007.

		Percentage of Shares
	Number of Shares	of Common Stock
Name of Beneficial Owner:	Beneficially Owned	Beneficially Owned (%)

FMR Corp.(1)	13,053,126	16.4%
Sasco Capital, Inc.(2)	5,932,250	7.5%
John F. Chlebowski(3)	27,000	*
James H. Dickerson, Jr.(3)	25,650	*
Lawrence M. Nagin(3)	27,000	*
Richard P. Randazzo(3)	24,000	*
Maria A. Sastre(3)	27,000	*
Peter E. Stangl(4)	40,502	*
Carroll R. Wetzel, Jr.(3)	27,000	*
Kevin E. Benson(5)	527,306	*
Beth Byster Corvino(6)	129,046	*
Mary B. Jordan	—	*
Jeffrey W. Sanders(7)	56,169	*
Jeffery A. McDougle(8)	39,803	*
Douglas A. Carty(9)	182,020	*
All current directors and executive officers as a group (13 persons)	1,132,496	1.4%

*	Less than 1% of outstanding shares

(1)	Based on information contained in the Form 13G filed with the SEC by FMR Corp. on February 14, 2007. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based on information contained in the Form 13G filed with the SEC by Sasco Capital, Inc. on February 8, 2007. The address of Sasco Capital, Inc. is 10 Sasco Hill Road, Fairfield, Connecticut 06824.

(3)	Includes 10,125 restricted shares and 13,500 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

(4)	Includes 15,189 restricted shares and 20,250 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

(5)	Includes 341,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

(6)	Includes 10,000 deferred shares vesting within 60 days after February 15, 2007 and 96,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

(7)	Includes 35,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

(8)	Includes 31,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

(9)	Includes 110,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after March 1, 2007.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2008 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2008 annual meeting of stockholders. We must receive by August 23, 2007 any proposal of a stockholder intended to be presented at the 2008 annual meeting of stockholders of Laidlaw (the “2008 Meeting”) and to be included in our proxy, notice of meeting and proxy statement related to the 2008 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to Laidlaw International, Inc., 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563 and should be submitted to the attention of the Corporate Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act, in connection with the 2008 Meeting (“Non-Rule 14a-8 Proposals”), must be received by Laidlaw by October 22, 2007 and no earlier than September 22, 2007 or such proposals will be considered untimely under our By-laws. Our proxy related to the 2008 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by Laidlaw after November 6, 2007.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

The SEC allows Laidlaw to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Laidlaw has previously filed with the SEC. These documents contain important information about Laidlaw and its financial condition and are incorporated by reference into this proxy statement.

The following Laidlaw filings with the SEC (all filed under file number 000-10657) are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2006;

•	Quarterly Report on Form 10-Q for the first fiscal quarter ended November 30, 2006; and

•	Current Reports on Form 8-K with filing dates of January 24, 2007, January 31, 2007, February 9, 2007, February 12, 2007, February 15, 2007, and February 16, 2007.

Laidlaw also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of Laidlaw stockholder or the termination of the merger agreement.

These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-K, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Laidlaw International, Inc.
55 Shuman Blvd., Suite 400
Naperville, Illinois 60563
Attention: Investor Relations
Telephone: 630-848-3000

If you would like to request documents from us, please do so by April 12, 2007, to receive them before the special meeting. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, http://www.laidlaw.com.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Telephone: (800) 290-6427 (Toll-Free)

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

MISCELLANEOUS

You should not send in your Laidlaw certificates until you receive the transmittal materials from the exchange agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 20, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, D.F. King & Co., Inc., at (800) 290-6427 if you have any questions about this proxy statement or the merger, or need assistance with the voting procedures.

CERTAIN INFORMATION REGARDING FIRSTGROUP AND LAIDLAW

Laidlaw has supplied all information relating to Laidlaw, and FirstGroup has supplied all of the information relating to FirstGroup and FirstGroup Acquisition contained in “Summary Term Sheet — The Companies” and “The Companies.” Some of the important business and financial information relating to Laidlaw that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

Annex A — Agreement and Plan of Merger

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of
February 8, 2007
among
LAIDLAW INTERNATIONAL, INC.,
FIRSTGROUP PLC
and
FERN ACQUISITION VEHICLE CORPORATION

TABLE OF CONTENTS(1)

A-i

A-ii

(1)	The Table of Contents is not a part of this Agreement.

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 8, 2007 among Laidlaw International, Inc., a Delaware corporation (the “Company”), FirstGroup plc, a public limited company incorporated under the laws of Scotland (“Parent”), and Fern Acquisition Vehicle Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company, Parent and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, with respect to any Person, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such Person and its Subsidiaries or over 25% of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such Person, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such Person, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets or other similar transaction involving such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of such Person or (iv) a reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries. Any Third Party offer or proposal of the nature described in any of the foregoing clauses (i)-(iv) relating to the Greyhound business of the Company and its Subsidiaries shall be deemed an Acquisition Proposal without regard to the 25% thresholds referred to in such clauses (i)-(iv).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Applicable Law” means, with respect to any Person, any foreign, federal, state, provincial or local law (statutory, common or civil), constitution, treaty, convention, ordinance, code, rule, regulation, protocol, guideline, by-law, policy, notice, direction, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of August 31, 2006 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means August 31, 2006.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from (A) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate and not disproportionately affecting such Person and its Subsidiaries, (B) changes in general economic conditions, (C) national or international political or social conditions, including the engagement by the United States in hostilities or resulting from acts of terrorism or war that do not have a disproportionate effect on the Company and its Subsidiaries, or (D) the announcement of the execution of this Agreement with Parent (as opposed to any other Third Party); or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of June 23, 2003 by and between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent.

“Company Stock” means the common stock, $0.01 par value, of the Company, together with the associated Company Rights.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2006.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act, in respect of the transactions contemplated hereby, shall have (a) issued an advance ruling certificate under section 102 of the Competition Act, or (b) advised Parent and/or Merger Subsidiary in writing that the Commissioner has no intention to file an application under Part VIII of the Competition Act.

“CSA” means the applicable securities regulatory authorities of all provinces and territories of Canada.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“EBITDA” means (i) in the case of the Company and its Subsidiaries, operating income before depreciation and amortization, determined in accordance with the policies and procedures utilized in calculating “EBITDA” as reported in the Company 10-K, and (ii) in the case of Parent and its Subsidiaries, adjusted operating profit plus depreciation, determined in accordance with the policies and procedures utilized in calculating “EBITDA” as reported in Parent’s 2006 Annual Report.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, or to the environment, human health and safety (to the extent such safety matters pertain to exposure to such substances, wastes or materials).

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, consents, registrations and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exon-Florio” means the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170).

“FCC” means the United States Federal Communications Commission.

“Financing” means the financing by Parent of the transactions contemplated by this Agreement, including the refinancing and/or syndication of all or any part thereof.

“Financing Documents” means any prospectus or public offering or related document necessary or desirable in relation to any financing or refinancing arrangement entered into by Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles in the United States or Canada, as applicable.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, governmental department, regulatory authority, court, body, board, tribunal, dispute settlement panel, agency, commission, bureau, minister, Crown Corporation, official or other law, rule or regulation-making organization or entity, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material regulated, or defined as such, under any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act (Canada).

“ICA Approval” means the determination or deemed approval by the Minister responsible for the administration of the ICA that the transactions contemplated hereby are of “net benefit to Canada” pursuant to Part IV of the ICA.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, design rights, industrial property rights, publicity rights, and privacy rights; and (vi) computer software (including all source code, object code firmware, operating systems and specifications).

“International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program, practice or arrangement (whether or not written) or contract providing for severance, insurance coverage (including any self-insured arrangements), health or medical benefits, employee assistance program, workers’ compensation, disability or sick leave benefits, supplemental unemployment benefits, vacation benefits, pension retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-employment or retirement benefits (including compensation, health, medical or life insurance benefits) that (i) is not an Employee Plan, (ii) is subject to a foreign jurisdiction, (iii) is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries, (iv) covers any employee or former employee of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability and (v) is not a Statutory Plan.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means, with respect to the Company, the actual knowledge of any of the persons listed in Section 1.01(a) of the Company Disclosure Schedule after reasonable inquiry (taking into account the reasonable confidentiality concerns of the Company with respect to the transactions contemplated hereby prior to the date hereof and the resulting limited availability of information to such persons).

“Lien” means, with respect to any property or asset, any mortgage, hypothec, lien, pledge, charge, security interest, encumbrance, restriction, easement, right of way, title defect or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Material Contracts” means those contracts, agreements or other instruments that are material to the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Parent Shareholder Approval” means the affirmative vote of a simple majority of the members present and voting in a general meeting of Parent in relation to ordinary resolutions to (i) approve the Merger; (ii) increase the authorized share capital of Parent; (iii) authorize the Board of Directors of Parent to allot share capital of Parent and (iv) to authorize the Board of Directors of Parent to incur borrowings to effect the Financing notwithstanding the limit in the articles of association of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, sole proprietorship, firm, syndicate, Governmental Authority or other entity or organization.

“Relevant Period” means (i) in the case of the Company, the Surviving Corporation, Affiliates of the foregoing and their respective businesses, assets or properties, the twelve months ended August 31, 2006 and (ii) in the case of Parent, its Affiliates and their respective businesses, assets or properties, the twelve months ended September 30, 2006.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Laws” means, collectively, the state or federal Applicable Laws of the United States, including the 1933 Act and the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, and the Applicable Laws of each province and territory of Canada dealing with securities.

“Statutory Plans” means statutory benefit plans which the Company or any of its Subsidiaries is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, the Company or any of their respective Affiliates.

“UKLA” means the United Kingdom Listing Authority.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Aggregate New Consideration	11.04
Agreement	Preamble
Certificate of Merger	2.01
Certificates	2.03
Change in Recommendation	8.05
Closing	2.01
Closing Date	2.01
Commissioner	1.01
Company	Preamble
Company Board Recommendation	4.02
Company Employees	7.02
Company Proxy Statement	4.09
Company Public Disclosure Documents	4.07

Company Current SEC Documents	4.01
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	8.03
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	8.06
Connecticut Transfer Act	4.03
D&O Carrier	7.01
Effective Time	2.01
Employee Plans	4.18
End Date	10.01
Exchange Agent	2.03
Indemnified Person	7.01
Industrial Site Recovery Act	4.03
Interested Person	11.04
Leased Real Property	4.22
Material Contracts	4.21
Material License	4.20
Measurement Date	11.04
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.18
Net Debt	4.11
Outside Date	10.01
Owned Real Property	4.22
Parent	Preamble

Term	Section

Parent Board Recommendation	5.02
Parent Shareholder Circular	4.09
Parent Shareholder Meeting	8.04
Permits	4.14
Preferred Stock	4.05
Restricted Stock Awards	2.05
Section 8.06 Party	8.05
Successor Plan	7.02
Superior Proposal	8.06
Surviving Corporation	2.01
Tax	4.17
Taxing Authority	4.17
Tax Return	4.17
Tax Sharing Agreements	4.17
Title IV Plan	4.18
Trade Secrets	1.01
Total Consideration	11.04
Uncertificated Shares	2.03
Valuation Date	4.18
WARN Act	4.18

Section 1.02. Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the Company Disclosure hereto, all such amendments, modifications or supplements must also be listed. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, provincial, local or foreign governmental authority. References to any U.S. legal term shall, with respect to any jurisdiction other than the United States or any state or territory thereof, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

ARTICLE 2
The Merger

Section 2.01. The Merger.  (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (with respect to all post-Closing periods, the “Surviving Corporation”).

(b) The closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the second Business Day after the satisfaction or, to the extent permitted hereunder, waiver of each of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing) or at such other time as the parties hereto agree in writing. The Closing shall take place at such location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

(c) On the Closing Date, the Company and Merger Subsidiary shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares.  At the Effective Time,

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $35.25 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender And Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall deposit, or cause the Surviving Corporation or another Affiliate of Parent to deposit, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.02(a). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall be in customary form and contain customary provisions) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or

Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and the Person requesting such payment shall either (i) pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, the Surviving Corporation or another Affiliate of Parent, upon demand, and any holder of shares of Company Stock who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any Affiliate of Parent (including the Surviving Corporation) shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent (or the Surviving Corporation or another Affiliate of Parent to whom the unclaimed Merger Consideration is returned pursuant to this Section 2.03(e)) free and clear of any claims or interest of any Person previously entitled thereto.

(f) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 2.04. Dissenting Shares.  Notwithstanding Section 2.02, shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such shares of Company Stock in favor of the Merger and who has demanded appraisal for such shares of Company Stock in accordance with Section 262 of Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Other Equity-Based Awards.  (a) At the Effective Time, each option to purchase shares of Company Stock outstanding under any Employee Plan (each, a “Company Stock Option”), whether or not vested or exercisable, shall be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option multiplied by (ii) the total number of shares of Company Stock subject to such Company Stock Option (whether or not vested or exercisable); and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amount promptly after the Effective Time to the holder of each such Company Stock Option.

(b) Not later than immediately prior to the Effective Time, the Company shall take all such actions as may be required to cause each restricted stock award and each deferred stock award granted under the Company’s 2003 Amended and Restated Equity and Performance Incentive Plan and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”) to fully vest as of the Effective Time and such Restricted Stock Award shall be canceled and converted into the right to receive the Merger Consideration in the same manner as shares of Company Stock under Section 2.02(a).

(c) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any written consents from holders of Company Stock Options and Restricted Stock Awards, to the extent necessary pursuant to the terms of any Employee Plan and (ii) make any amendments to the terms of any Employee Plan that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 2.05.

Section 2.06. Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options or vesting of deferred stock awards outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights.  Subject to Section 6.04(c), each of the Surviving Corporation, Parent and any other relevant Affiliate of Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any Applicable Law relating to the payment of Taxes. To the extent the Surviving Corporation, Parent or an Affiliate of Parent, as the case may be, so withholds amounts and pays such amounts over to the applicable Taxing Authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation, Parent or an Affiliate of Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
The Surviving Corporation

Section 3.01. Certificate of Incorporation.  The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws.  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed or identified in the Company 10-K or any of the Company’s quarterly reports on Form 10-Q or current reports on Form 8-K filed since August 31, 2006 (collectively, the

“Company Current SEC Documents”) or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers, authority and capacity, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign or extra-provincial corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of the adoption of this Agreement is the only vote of the holders of any class of the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held, the Company’s Board of Directors adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the transactions contemplated hereby and (iii) recommending (subject to Section 8.06) the adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger, as provided in Section 2.01, (ii) compliance with any applicable requirements of the HSR Act and of the Competition Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable requirements of the ICA, (v) compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1k-6, et seq. (“Industrial Site Recovery Act”), if applicable, (vi) compliance with the Connecticut Transfer Act, Conn. Gen. Stat. §22a-134, et seq. (“Connecticut Transfer Act”), if applicable, (vii) any filings required by the United States Surface Transportation Board or (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of any obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any agreement or other instrument legally binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization applicable to the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.  (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares designated as Company Stock and (ii) 50,000,000 shares designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of February 1, 2007, there were outstanding 79,373,714 shares of Company Stock and no shares of Preferred Stock. As of February 1, 2007, there were outstanding 75,939 restricted stock awards and 714,380 deferred stock awards. As of February 1, 2007, there were outstanding Company Stock Options to purchase an aggregate of 1,598,836 shares of Company Stock (of which options to purchase an aggregate of 790,584 shares of Company Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued upon exercise of Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto as of the date hereof.

(b) Except as set forth in this Section 4.05 and for changes since February 1, 2007 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 4.06. Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or formation, as the case may be, and has all requisite powers, authority and capacity, except where the failure to be so organized, existing or in good standing or to have such powers, authority and capacity would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (where applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. Securities Law Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC or CSA, as applicable, (i) the Company’s annual reports on Form 10-K for its fiscal years ended August 31, 2006, 2005 and 2004, (ii) the Company’s quarterly report on Form 10-Q for its fiscal quarter ended November 30, 2006, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held since August 31, 2004 and (iv) all of its other material forms, reports, statements, schedules, registration statements and other documents required in accordance with applicable Securities Laws since August 31, 2004 (the documents referred to in this Section 4.07(a), collectively, the “Company Public Disclosure Documents”). The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC and of any securities regulatory authority of the CSA relating to the Company Public Disclosure Documents and all written responses of the Company thereto.

(b) As of its filing date, each Company Public Disclosure Document complied, and each such Company Public Disclosure Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Laws.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Public Disclosure Document did not, and each such Company Public Disclosure Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company Public Disclosure Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the 1934 Act with respect to such reports. Each Company Public Disclosure Document that was required to be accompanied by such certification was accompanied by such certification and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the applicable Securities Laws in all material respects.

(f) Since August 31, 2005, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(e) under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee any “significant deficiency” or “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since August 31, 2005.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(i) Since February 10, 2004, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

Section 4.08. Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes thereto) of the Company included in the Company Public Disclosure Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents.  (a) The proxy statement of the Company to be filed with the SEC and the CSA in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Laws. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(b) All of the information provided or to be provided, or confirmed or to be confirmed, in writing by the Company (excluding any information provided that is predictive or forward-looking in nature) specifically for inclusion in the shareholder circular to be prepared by Parent and delivered to its shareholders in connection with the Merger (the “Parent Shareholder Circular”), the Financing Documents (if any), any announcement to any regulatory information service approved by the UKLA in connection with the Parent Shareholder Circular or the Financing or any other documents (presentation, offering memoranda or otherwise) published by Parent in connection with the Financing, in the case of the Parent Shareholder Circular, at the time the Parent Shareholder Circular is first mailed to shareholders of Parent and at the time such shareholders vote on the resolutions set forth in the Parent Shareholder Circular, and in the case of any other such document, at the time it is first published, will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10. Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of paragraph (a), (b), (c)(ii), (d), (e), (f), (g), (h), (k) (but only to the extent relating to any employee of the Company or any of its Subsidiaries at a level of vice president or higher or to any Employee Plan of general applicability to the Company and its Subsidiaries), (l), (o) or, to the extent relating to any of the foregoing paragraphs, (r) of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities.  (a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices, and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, Net Debt of the Company and its Subsidiaries does not exceed $755 million. “Net Debt” means (i) the aggregate amount of current and long-term debt of the Company and its Subsidiaries, minus (ii) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries (determined, in the case of each of clauses (i) and (ii), using the same methods as were used in the determination of the equivalent line items in the Company Balance Sheet).

Section 4.12. Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and, since August 31, 2003, has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to, and has not been threatened in writing to be charged with, or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Litigation.  There is no claim, action, suit, investigation, audit or proceeding, including any appeal or application for review, pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or with respect to which the Company or any of its Subsidiaries would have financial liability before any court or arbitrator or before or by any Governmental Authority, that, (a) if determined or resolved adversely, would reasonably be expected to have, individually, a Company Material Adverse Effect or (b) would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

Section 4.14. Permits.  The Company and each of its Subsidiaries own, possess or have obtained, and is in compliance with, all licenses, franchises, permits, certificates, approvals, consents, registrations and other similar authorizations (“Permits”) of or from any Governmental Authority, including all Environmental Permits, necessary to conduct its business, except for such failures which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Permits are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Permit, or give rise to an obligation on the part of the Company or any of its Subsidiaries to undertake or bear any cost of remedial action, except for such events or circumstances which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Finders’ Fees.  Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.16. Opinion of Financial Advisor.  The Company has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.17. Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, including all estimated payments with respect to Taxes for the current year, whether or not shown on any Tax Return, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) As of the date hereof, (i) the consolidated federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended August 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, (ii) none of the Company or any Subsidiary has requested any extension of time within which to pay or remit any material Taxes or file any material Tax Return and has not yet paid or remitted such Taxes or filed such Tax Return, (iii) none of the Company or any Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired, (iv) there is no claim, action, suit, investigation, audit or proceeding, including any appeal or application for review, now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any Subsidiary in respect of any material Tax or material Tax asset of the Company or any Subsidiary, and (v) no adjustment has been made, proposed or, to the Company’s knowledge, threatened in writing by a Taxing Authority with respect to the Company or any Subsidiary.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) No unresolved written claim has been made by a Taxing Authority that the Company or any of its Subsidiaries is or may be subject to Taxes in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns.

(f) None of the Company or any Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, fine, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration, election or other information or filing (whether in tangible or electronic form) required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes or any amendments, schedules, attachments, supplements, appendices and exhibits thereto, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, election or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.18. Employee Benefit Plans.  (a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any current or former United States employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.” For greater certainty, an International Plan is not an Employee Plan.

(b) (i) As of the most recent valuation date as set forth in a written valuation report provided to Parent (each such date, a “Valuation Date”), the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than a “multiemployer plan,” as defined below) (a “Title IV Plan”) (excluding for these purposes any accrued but unpaid contributions) was not less than the present value of all benefits accrued under such Title IV Plan using the assumptions set forth in Note 7 to the Company’s Consolidated Financial Statements contained in the

Company 10-K, (ii) as of the relevant Valuation Date, no “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived, (iii) as of the date hereof, no “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Company Material Adverse Effect, has occurred in connection with any Employee Plan and (iv) as of the date hereof, no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (x) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (y) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries after the Effective Time.

(c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No condition exists as of the date hereof that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by the Company or any of its ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any “Multiemployer Plan”, as defined in Section 3(37) of ERISA, which could result in the Company or any Subsidiary incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of the Company and all of its Subsidiaries are not now subject to any lien imposed under Code Section 412(n) by reason of a failure of any of the Company or any Subsidiary or Affiliate to make timely installments or other payments required under Code Section 412. If a “complete withdrawal” by the Company and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA that would reasonably be expected to have a Company Material Adverse Effect.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and Applicable Law. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. The Company has provided or otherwise made available to Parent forms of the material agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries (whether as termination pay, severance pay or otherwise) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required under Section 4980B of the Code or pursuant to which premiums are fully paid by such employee.

(g) Section 4.18(g) of the Company Disclosure Schedule sets forth a list of each material collective bargaining agreement or other labor agreement with any union or labor organization. Furthermore: (i) to the knowledge of the Company, there are no material unfair labor practice charges or complaints against the Company or any of its subsidiaries pending before the National Labor Relations Board or any foreign equivalent; (ii) there are no material labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) to the knowledge of the Company, there are no material representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no material grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(h) Section 4.18(h) of the Company Disclosure Schedule contains a correct and complete list identifying each material International Plan. The Company has provided Parent with current and complete copies of each material International Plan (and, if applicable, related trust or funding agreements or insurance policies), all amendments thereto and written summaries or interpretations thereof and the most recent plan financial statements and actuarial reports, as applicable, for each International Plan. Each International Plan has been established, registered, maintained, amended, funded, administered and invested in material compliance with its terms (including the terms of any documents in respect of such International Plan), all Applicable Laws and the collective agreements, as applicable, and each International Plan has been maintained in good standing with applicable Governmental Authorities. Neither the Company nor any of its Subsidiaries has a formal plan or has made an announcement, promise or commitment (written or oral) to create any additional International Plan or to improve, enhance or change the benefits provided under any International Plan.

(i) Each International Plan that is a registered pension plan has been funded in accordance with the most recently filed actuarial valuation therefor.

(j) There is no material investigation by a Governmental Authority or material action, suit, proceeding or claim (other than routine claim claims for payment of benefits) pending against or involving or, to the knowledge of the Company, threatened against or involving, any International Plan.

(k) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any International Plan.

(l) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each International Plan have been paid or remitted in a timely fashion in accordance with its terms and all Applicable Laws.

(m) To the knowledge of the Company, no event has occurred respecting any registered International Plan which would entitle any Person (without the consent of the Company) to wind-up or terminate any International Plan, in whole or in part. Where any International Plan which is a registered pension plan has been partially or fully wound-up or terminated, all assets, including any surplus, attributable to such partial or full wind-up or termination have been fully distributed in accordance with all Applicable Laws or where such distribution of assets is pending, the amount of the surplus attributable to such partial or full wind-up or termination together with the date as of which such amount is determined is disclosed in Section 4.18(m) of the Company Disclosure Schedule.

(n) There is no entity other than the Company or any of its Subsidiaries participating in any International Plan.

(o) All employee data necessary to administer each International Plan is in the possession of the Company or its agents and is in a form which is sufficient for the proper administration of the International Plan in accordance with its terms and all Applicable Laws and such data is complete and correct in all material respects.

(p) None of the International Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(q) In the past two years (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment of the Company or any of its Subsidiaries.

Section 4.19. Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) since August 31, 2003 (and prior to August 31, 2003 if not fully resolved pursuant to all Environmental Laws and all relevant Governmental Authorities with no known outstanding commitment, liability or obligation), no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, investigation, audit, review or proceeding (or any basis therefor), including any appeal or application for review, is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person against or relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been, since August 31, 2003, (and prior to August 31, 2003 if such noncompliance is not fully resolved pursuant to all Environmental Laws and all relevant Governmental Authorities with no known outstanding commitment, liability or obligation) in compliance with all Environmental Laws and all Environmental Permits; and

(iii) the Company and its Subsidiaries have not used any currently owned, operated or leased property that is located in Canada as a landfill or for the disposal or deposit of waste in violation of the Environmental Protection Act of Ontario or the Environmental Quality Act of Quebec.

(b) For purposes of this Article 4 to the extent relating to any matters arising under or relating to Environmental Laws or Hazardous Substances, the terms “Company” and “Subsidiaries” shall include any entity that is a predecessor of the Company or any of its Subsidiaries.

Section 4.20. Intellectual Property.  Section 4.20 of the Company Disclosure Schedule contains a true and complete list of (i) all material registrations and applications for registration of the patents, trademarks, service marks, trade dress, domain names, and copyrights owned by the Company or any of its Subsidiaries and (ii) all material agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (x) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (y) grants the right to use, or a covenant not to be sued under, any Intellectual Property (each a “Material License”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries exclusively owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person within the 3 years; (c) to the knowledge of the Company, within the last 3 years, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by or exclusively licensed to the Company or its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has any knowledge of any pending or threatened claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries or alleging that any services provided, processes used or products used by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (e) the consummation of the transactions contemplated by this Agreement will not impair, extinguish or give rise to any breach or default under any Material License; (f) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements or otherwise subject to appropriate confidentiality restrictions; (g) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries, taken as a whole, to conduct its business as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets and (h) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practice.

Section 4.21. Material Contracts.  All of the Material Contracts of the Company and its Subsidiaries that are required to be described in the Company Public Disclosure Documents (or to be filed as exhibits thereto) are so described in the Company Public Disclosure Documents (or filed as exhibits thereto) and are in full force and effect except where such Material Contracts have been superseded or amended or expired in accordance with their terms. True and complete copies of all such Material Contracts and all amendments to or waivers thereunder have been made available by the Company to Parent. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Material Contracts is valid and in full force and effect and (b) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice (or, to the knowledge of the Company, oral notice) that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

Section 4.22. Properties.  (a) Section 4.22(a) of the Company Disclosure Schedule sets forth the address of each material parcel of real property owned by the Company or any of its Subsidiaries.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth the address of each parcel of all material leasehold or subleasehold estates and other rights to use or occupy any land or improvements held by or for the Company or its Subsidiaries. True and complete copies of all leases and such other documents relating to such estates or other rights (including all extensions, supplements, amendments and other modifications thereof, waivers thereunder, and nondisturbance agreements, if any, relating thereto) have been made available by the Company to Parent.

(c) The Company and its Subsidiaries have such good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, all parcels of real property owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”), all parcels of all leasehold or subleasehold estates and other rights to use or occupy any land or improvements held by or for the Company or its Subsidiaries (collectively, the “Leased Real Property”) and all other assets and properties necessary to enable the Company and its Subsidiaries to conduct its business, taken as a whole, as conducted as of the date of this Agreement, free and clear of all Liens, except for (i) Liens disclosed on the Company Balance Sheet or in the notes thereto or securing liabilities reflected on the Company Balance Sheet or in the notes thereto, (ii) in connection with any Lien to be released at or prior to the Effective Time, or (iii) any easement, right of way, covenant, restriction, title defect, encroachment or other similar encumbrances that, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s and its Subsidiaries’ ability to conduct its business, taken as a whole, as conducted as of the date of this Agreement.

Section 4.23. Antitakeover Statutes and Rights Agreement.  (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) The Company has taken all action necessary to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.24. No Additional Representations.  Except as otherwise expressly set forth in this Article 4, neither the Company nor any of its Subsidiaries nor any other Person makes any representations or warranties of any kind or nature, express or implied. Neither the Company nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries.

ARTICLE 5

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power.  Each of Parent and Merger Subsidiary is duly incorporated, validly existing and, in the case of Merger Subsidiary only, in good standing under the laws of its jurisdiction of incorporation and has all corporate powers, authority and capacity, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization.  (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and, subject to the receipt of the Parent Shareholder Approval, the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent’s shareholders and the adoption of this Agreement by the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary company action on the part of Parent and Merger Subsidiary. The Parent Shareholder Approval is the only authorization required from the shareholders of Parent to entitle Parent to approve the acquisition of the Company, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(b) The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby in accordance with Applicable Law and has unanimously resolved (subject to Section 8.06) to recommend approval of the Merger by its shareholders (such recommendation, the “Parent Board Recommendation”).

Section 5.03. Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger as provided in Section 2.01, (ii) compliance with any applicable requirements of the HSR Act and of the Competition Act, (iii) compliance with any applicable requirements of the Securities Laws, (iv) compliance with any applicable requirements of the ICA, (v) compliance with any applicable requirements of Exon-Florio, (vi) approval of the Parent Shareholder Circular by, and the filing of the Parent Shareholder Circular with, the UKLA, (vii) any filings required by the United States Surface Transportation Board, (viii) any filings required by the FCC and (ix) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) subject to the receipt of the Parent Shareholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) except as set forth in Schedule 5.04, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit that termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any agreement or other instrument legally binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization applicable to the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any material Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents.  None of the information provided or to be provided, or confirmed or to be confirmed, in writing by Parent (excluding any information provided that is predictive or forward-looking in nature) specifically for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, will be in accordance with the facts and will not omit anything likely to affect the import of such information.

Section 5.06. Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07.  Financing.  As of the date hereof, Parent has executed facility agreements from financial institutions to provide funds, together with available cash, sufficient to pay the aggregate Merger Consideration and related fees and expenses at the Closing. Parent has provided to the Company copies (with certain information redacted) of all facility agreements and other material documentation provided by financial institutions as of the date of this Agreement in regard to the commitments to provide financing for the transactions contemplated by this Agreement. For the avoidance of doubt, the Company acknowledges that such financing agreements are provided pursuant to the Confidentiality Agreement and are “Confidential Information” for purposes thereof. The facility agreements are not subject to any conditions other than as set forth therein, are in full force and effect and have not been withdrawn. To the knowledge of Parent, there is no fact or occurrence existing that would reasonably be expected to make any of the stated assumptions or conditions or any of the other statements set forth in the facility agreements materially inaccurate. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any of the conditions to the facility agreements or that the funds for the facility agreements will not be available on a timely basis for the transactions contemplated hereby. For the avoidance of doubt, the failure of Parent to obtain the financing referenced above, including due to the failure to satisfy any condition to funding, is not a condition to this Agreement.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01. Conduct of the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its business organization consistent with ongoing business needs, (ii) maintain in effect all of its material foreign, federal, state, provincial and local Permits, (iii) keep available the services of its executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) forfeitures under Restricted Stock Awards or share repurchases in connection with the exercise of Company Stock Options or the vesting of Restricted Stock Awards consistent with past practice, (ii) dividends by any of its wholly-owned Subsidiaries, and (iii) regular quarterly cash dividends on the shares of Company Stock not in excess of $0.17 per quarter;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock granted pursuant to Restricted Stock Awards or upon the exercise of Company Stock Options that, in each case, are outstanding on the date of this Agreement in accordance with the terms of those stock awards and options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditures set forth in the forecasts that have been made available to Parent prior to the date of this Agreement, (ii) those required by new revenue contracts entered into after the date of this Agreement or (iii) any unforecasted capital expenditures not to exceed $10 million in the aggregate during the first six months following the date of this Agreement or $15 million in the aggregate during the first nine months following the date of this Agreement;

(e) (i) merge, amalgamate or consolidate with any other Person other than a Subsidiary of the Company with another Subsidiary of the Company, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any other Person, other than the Company or any Company Subsidiary, with a purchase price in excess of $10 million in the aggregate during the first six months following the date of this Agreement or $15 million in the aggregate during the first nine months following the date of this Agreement, except for those contemplated by the acquisitions expenditures set forth in the forecasts that have been made available to Parent prior to the date of this Agreement, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of its assets, securities, properties, interests or businesses, other than sales of assets, securities, properties, interests or businesses in the ordinary course of business consistent with past practice;

(g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries or (ii) in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than (i) pursuant to existing credit facilities in the ordinary course of business, including letters of credit, (ii) guarantees in existence as of the date of this Agreement or entered into in the ordinary course of business with respect to hedging arrangements or (iii) bonding arrangements entered into in the ordinary course of business consistent with past practices;

(i) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into any Material Contract (other than any customer contract entered into by the public transit business of the Company and its Subsidiaries), amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) terminate, renew, suspend, abrogate, amend or modify in any material respect any Permit held by the Company or any of its Subsidiaries, other than in the ordinary course of business;

(k) (i) (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (B) grant or increase any severance or termination pay to (or amend any existing arrangement with) any other employee of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices or (C) adopt any severance or termination pay policies, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, other than employment, deferred compensation or other similar agreements with new employees hired to fill existing positions consistent with past practice, (iv) establish, adopt or amend (except as required by Applicable Law) (A) any collective bargaining agreement, other than renewals or extensions on the terms in effect on the date hereof or (B) any Employee Plan that (1) in the case of any director or officer of the Company or any of its Subsidiaries, provides any material new benefit or (2) will impose any material cost on the Company and its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of this clause (v) only and only with respect to any employee of the Company or any of its Subsidiaries who is not at a level of vice president or higher, in the ordinary course of business consistent with past practice and, in the aggregate, consistent with the Company business plans provided to Parent prior to the date hereof;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(m) settle, or offer or propose to settle, (i) any material litigation, action, suit, audit, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than any settlement that involves only a payment of monetary damages (and does not involve behavioral restrictions or injunctive or other equitable relief) that is fully covered (except for any immaterial amounts) by an insurance policy the applicability of which is not in doubt, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any material litigation, action, suit, audit, investigation, arbitration, proceeding or other claim that relates to the transactions contemplated hereby;

(n) fail to use reasonable best efforts to maintain existing material insurance policies or comparable replacement policies, in each case, to the extent available for a similar reasonable cost;

(o) make or change any material Tax election (other than an election pursuant to Section 965 of the Code), change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries;

(p) take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time before, the Effective Time;

(q) take any action that is reasonably expected to result in any of the conditions to the Merger set forth in Article 9 not being satisfied or would materially delay the Closing; or

(r) agree, resolve or commit to do any of the foregoing.

Section 6.02.  Access to Information; Confidentiality.  From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request; provided, that the Company may restrict the foregoing access to the extent believed in good faith to be reasonable in light of requirements of Applicable Law; and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section 6.02 shall be subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made herein or the conditions to the obligations of the parties hereto to consummate the Merger.

Section 6.03. Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including derivative claims) against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced on or after the date of this Agreement against it or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

Section 6.04. Tax Matters.  (a) All Tax Returns required to be filed by the Company or any of its Subsidiaries will be filed by, or on behalf of, the Company or any of its Subsidiaries when due in accordance with past practice and applicable laws and as of the time of filing, will be true and complete in all material respects.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer Tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.05. Connecticut Transfer Act.  The Company and Parent shall use their respective reasonable best efforts to make an evaluation to determine whether the Connecticut Transfer Act applies to any business operation, real property or facility owned, leased or operated by the Company or any of its Subsidiaries in Connecticut as a result of the transactions contemplated by this Agreement. If the Company and Parent determine that the Connecticut Transfer Act applies to this transaction, the Company shall (a) determine at least 20 days prior to the Effective Time which business operations, real property, and facilities each constitute an “establishment” pursuant to the Connecticut Transfer Act, (b) determine which form(s) must be prepared pursuant to the Connecticut Transfer Act, (c) ensure that such form(s) are prepared in compliance with the applicable requirements of the Connecticut Transfer Act and delivered to Parent 10 days prior to the Effective Time and (d) sign such form(s) as the certifying party prior to the Effective Time; provided that any such determination and forms shall be subject to Parent’s reasonable right to review and approve, which approval shall not be unreasonably withheld or conditioned, and provided further that, with respect to (a), if reasonably requested by Parent, Company shall provide documentation (which shall not include a legal opinion) supporting its determination that the business operations, real property or facilities each do not constitute an “establishment” pursuant to the Connecticut Transfer Act.

Section 6.06. Industrial Site Recovery Act.  The Company shall evaluate whether the Industrial Site Recovery Act applies to any business operation, facility or real property which is owned, leased or operated by the Company or any of its Subsidiaries and which is located in the State of New Jersey. As necessary, the Company shall seek a determination from the NJDEP that the Industrial Site Recovery Act is not applicable to the transactions contemplated by this Agreement. If reasonably requested by Parent, Company shall provide a letter of non-applicability from the NJDEP supporting its determination that the Industrial Site Recovery Act does not apply to the transactions contemplated by this Agreement or documentation (which shall not include a legal opinion) supporting its determination that the Industrial Site Recovery Act does not apply to such business, operation, real property or facility. The Company shall prepare and make all filings with the NJDEP and take any other action from the date of this Agreement until the Effective Time necessary to comply with the Industrial Site Recovery Act in connection with the transactions contemplated by this Agreement. Prior to providing any filings to the NJDEP or taking any necessary actions, Parent shall have the reasonable right to review and approve, which approval shall not be unreasonably withheld or conditioned, of the form and substance of any such filings and of any other necessary action, and the Company shall promptly provide Parent with copies of all material correspondence and other documentation received from NJDEP related to the Company’s Industrial Site Recovery Act compliance activities.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01. Director and Officer Liability.  Following the consummation of the Merger, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) The Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation required to be imposed from time to time by Applicable Law.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, Parent may purchase a prepaid directors’ and officers’ liability “tail” insurance policy covering a period of six years following the Effective Time in respect of acts or omissions occurring prior to the Effective Time and covering those persons who are currently covered by (and providing coverage and amounts and containing terms and conditions that are, in the aggregate, no less advantageous to the insured than) the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and in existence on the date of this Agreement and previously made available to Parent. If Parent does not so purchase such a “tail” policy prior to the Effective Time, then Parent shall cause to be maintained by the Surviving Corporation (or any successor to the business of the Surviving Corporation) for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and in existence on the date of this Agreement and made available to Parent (provided that the Surviving Corporation (or any such successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that, in satisfying its obligation under this Section 7.01(c), the Surviving Corporation shall not be obligated to pay annually in the aggregate in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.01(c) of the Company Disclosure Schedule; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. In order to facilitate the resolution of any claim that may be made against an Indemnified Person, Parent shall cause the Surviving Corporation to (i) give to such Indemnified Person, its authorized representatives and the representatives of the carrier of the directors’ and officers’ liability insurance and fiduciary insurance (the “D&O Carrier”) reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to such Indemnified Person, its authorized representatives and the D&O Carrier such information as such Persons may reasonably request, and (iii) instruct its employees, counsel, and other authorized representatives to otherwise cooperate with such Indemnified Person and the D&O Carrier to resolve such claim

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

(e) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.02. Employee Matters.  (a) Subject to Applicable Law, until the first anniversary of the Effective Time, Parent shall and shall cause its Subsidiaries (including the Surviving Corporation) to provide to the employees of the Company and its Subsidiaries who are employees thereof as of the Effective Time (the “Company Employees”) compensation (other than equity-based compensation) and benefit plans substantially comparable in the aggregate to those provided to the Company Employees immediately prior to the Effective Time; provided that this sentence of Section 7.02(a) shall not apply to any employees covered by the collective bargaining agreement listed in Section 4.18(h) of the Company Disclosure Schedule. Parent shall and shall cause its Subsidiaries (including the Surviving Corporation) to comply with all of the Company’s obligations under all collective bargaining agreement listed in Section 4.18(h) of the Company Disclosure Schedule, and all employment, severance and other similar individual agreements listed in Section 4.18(a) of the Company Disclosure Schedule pursuant to the terms of such agreements as of the date hereof.

(b) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting and eligibility under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of such Company or Subsidiary in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension or retiree healthcare plans where such credit would result in a duplication of benefits.

(c) If on or after the Effective Time, any Company Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the Employee Plan or International Plan in which he or she participated immediately prior to the Effective Time, any such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Employee Plan or International Plan), and any eligible expenses incurred by such Company Employee and his or her covered dependents during the calendar year in which the Company Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Company Employee or covered dependent was covered under a corresponding Employee Plan or International Plan.

(d) Nothing contained herein shall be construed as requiring Parent, its Affiliates, the Company or its Subsidiaries to continue the employment of any specific person or, except as otherwise specifically set forth above, to continue any specific Employee Plan. No Company Employee shall have any third party beneficiary rights under, or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.02.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01. Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other party of:

(a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any material notice or other communication from any Governmental Authority or agency in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations, audits or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term of this Agreement that would reasonably be expected to cause the conditions set forth in Article 9 not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.01 shall not limit or otherwise affect the remedies available hereunder to the party receiving the notice.

Section 8.02. Reasonable Best Efforts.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its, the Surviving Corporation’s or any of their respective Affiliates’ businesses, assets or properties that in the aggregate generated EBITDA in the Relevant Period (determined on a pro forma basis with respect to any such businesses, assets or properties acquired subsequent to the commencement of the applicable Relevant Period), based on the internal financial records of Parent or the Company, as applicable, in excess of $20 million, (B) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority that would require it, the Surviving Corporation or any of their respective Affiliates to take any action not required to be taken pursuant to the preceding clause (A), or (C) taking any action to have any preliminary or permanent injunction entered at the request of any Governmental Authority by any court or other Governmental Authority lifted, vacated or reversed. In addition, if requested by the other party in writing in order to facilitate the obtaining of all necessary actions or nonactions, waiver, consents and approvals from Governmental Authorities, (1) the Board of Directors of the Company shall publicly confirm the Company Board Recommendation within five Business Days of such written request by Parent that it do so, and (2) the Board of Directors of Parent shall publicly confirm the Parent Board Recommendation within five Business Days of such written request by the Company that it do so.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall make such filings as may be required or desirable pursuant to the Competition Act and any other applicable competition, merger control, antitrust or similar law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. All such antitrust or competition law filings shall be in substantial compliance with the requirements of the Applicable Laws. Each of Parent and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Competition Act and, subject to the proviso in Section 8.02(a), shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain Competition Act Approval as soon as practicable.

(c) Each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission, the Canadian Competition Bureau or any other Governmental Authority, other than in connection with obtaining ICA Approval, if required, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) Each of the Company and Parent shall use its reasonable best efforts to provide the other party such assistance as the other party may reasonably request in connection with the preparation of the Company Proxy Statement or the Parent Shareholder Circular, as the case may be, including the provision of all necessary information and the verification thereof. Further, each of the Company and Parent shall use its reasonable best efforts to cause its independent accountants to provide such information and assistance as the other party may reasonable request in connection with the preparation of the Company Proxy Statement or the Parent Shareholder Circular, as the case may be, including the provision of such comfort letters as are customary for the relevant document.

(e) The Company shall use its reasonable best efforts to cooperate with Parent in its efforts to consummate the financing of the transactions contemplated by this Agreement; provided that as a condition to doing so the Company and its directors, officers, employees and agents who are requested to assist in providing such cooperation shall be provided by Parent with full indemnification from Parent. Such reasonable best efforts shall include, to the extent reasonably requested by Parent, (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (iii) cooperation with the marketing efforts of Parent and its financing sources for such financing, including participation in management presentation sessions, “road shows” and sessions with rating agencies, (iv) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (v) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing Liens securing such indebtedness, in each case to take effect at the Effective Time, (vi) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (vii) assisting Parent in obtaining legal opinions to be delivered in connection with such financing, (viii) assisting Parent in securing the reasonable cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, and (ix) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the facility agreements or other agreements relating to the Financing within the time periods required thereby. Further, the Company shall use its reasonable best efforts to provide Parent such assistance as Parent may reasonably request in connection with the preparation of any prospectus, circular, notice of extraordinary general meeting or any document ancillary to the aforementioned as shall be required in connection with the financing, syndication or refinancing of the transactions contemplated by this Agreement.

Section 8.03. Certain Filings.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Shareholder Circular, any Financing Documents and any other document referred to in Section 4.09(b), (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Shareholder Circular, Financing Documents or any other document referred to in Section 4.09(b) and seeking to obtain, in a timely fashion, any such actions, consents, approvals or waivers. The Company and Parent shall cooperate with one another in setting a mutually acceptable date, which shall be as soon as reasonably practicable, for the Company Stockholder Meeting and the Parent Shareholder Meeting so as to enable them to occur, to the extent practicable, on the same date.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement each time before such document (or any amendment thereto) is filed with the SEC and/or the CSA, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (i) any written or material oral comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Parent Shareholder Circular and Financing Documents and reasonable and good faith consideration shall be given to any comments made by the Company and its counsel. Parent shall provide the Company and its counsel with (i) any written or material oral comments that such party or its counsel may receive from time to time from the UKLA with respect to the Parent Shareholder Circular or Financing Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 8.04. Company Stockholder Meeting; Proxy Material.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held for the purpose of obtaining the Company Stockholder Approval. Subject to Section 8.06(c), the Board of Directors of the Company shall make the Company Board Recommendation. In connection with the Company Stockholder Meeting, the Company shall (a) prepare and file with the SEC and the CSA the Company Proxy Statement as soon as reasonably practicable and in any event within three weeks of the date hereof, (b) use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, in each case subject to the cooperation of Parent in connection therewith in accordance with Section 8.02(d), (b) use its reasonable best efforts to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (i) the Board of Directors of the Company shall have effected a Change in Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.

Section 8.05. Parent Shareholder Meeting.  Parent shall call and give notice of an extraordinary general meeting of its shareholders (the “Parent Shareholder Meeting”) for the purpose of obtaining the Parent Shareholder Approval. Subject to Section 8.06(c), the Board of Directors of Parent shall make the Parent Board Recommendation. In connection with the Parent Shareholder Meeting, Parent shall (a) prepare and file with the UKLA a draft copy of the Parent Shareholder Circular as soon as reasonably practicable and in any event within three weeks hereof, and use its reasonable best efforts to have approved by the UKLA and thereafter mail to its shareholders as promptly as practicable the Parent Shareholder Circular, in each case subject to the cooperation of the Company in connection therewith in accordance with Section 8.02(d), (b) use its reasonable best efforts to obtain the Parent Shareholder Approval and (c) otherwise comply with all legal requirements applicable to the Parent Shareholder Meeting. Without limiting the generality of the foregoing, the Merger shall be submitted to Parent’s shareholders at the Parent Shareholder Meeting whether or not (i) the Board of Directors of Parent shall have effected a Change in Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Parent or any of its advisors.

Section 8.06. No Solicitation; Other Offers.  (a) Neither the Company or Parent (each, a “Section 8.06 Party”) or any of their respective Subsidiaries shall, nor shall a Section 8.06 Party or any of its Subsidiaries authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to such Section 8.06 Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of such Section 8.06 Party or any of its Subsidiaries to, or otherwise cooperate in any way with, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of such Section 8.06 Party or any of its Subsidiaries, (iv) fail to make, withdraw or modify in a manner adverse to the other Section 8.06 Party the approval or recommendation of such Section 8.06 Party’s Board of Directors (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the approval or recommendation of the Merger) (any of the foregoing in this clause (iv), a “Change in Recommendation”) or (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of a Section 8.06 Party, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Section 8.06 Party’s compliance with Section 8.06(a), has made a bona fide Acquisition Proposal that the Board of Directors of such Section 8.06 Party reasonably determines is or will lead to a Superior Proposal and (ii) thereafter furnish to such Third Party nonpublic information relating to such Section 8.06 Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms not less restrictive to such Third Party than those contained in the Confidentiality Agreement dated December 18, 2006 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to the other Section 8.06 Party). Nothing contained herein shall prevent the Board of Directors of a Section 8.06 Party from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the 1934 Act or (y) making any disclosure to its stockholders and/or the public required by Applicable Law.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of capital stock of a Section 8.06 Party on terms that the Board of Directors of such Section 8.06 Party determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, would be (i) more favorable and provide greater value to the stockholders of such Section 8.06 Party than the Merger (as proposed to be amended by the other Section 8.06 Party) and (ii) reasonably capable of being consummated on the terms and conditions so proposed, taking into account all financial, legal, regulatory and other aspects of such proposal and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of such Section 8.06 Party.

(c) Notwithstanding anything to the contrary in this Agreement, a Section 8.06 Party’s Board of Directors may make a Change in Recommendation, if based solely on events or developments, unknown to such Board of Directors as of the date hereof, which occur, or become known to such Board of Directors, after the date hereof but prior to the Company Stockholder Meeting (in the case of the Company) or the Parent Shareholder Meeting (in the case of Parent) if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably expected to result in a breach of its fiduciary duties under Applicable Law. Each Section 8.06 Party confirms that the Board of Directors of that Section 8.06 Party is not, as of the date of this

Agreement, aware of any information or expected events or developments which would cause the Board of Directors of that Section 8.06 Party to make a Change in Recommendation. In considering all factors relevant to the Board of Directors of the Parent in making the Parent Board Recommendation, Parent confirms that the Board of Directors of Parent has taken into account all of the terms and conditions of this Agreement (including Section 8.02) and all of the terms and conditions of Parent’s financing facilities referred to in Section 5.07. The parties further agree that irrespective of whether a Section 8.06 Party’s Board of Directors has effected a Change in Recommendation, until the termination of this Agreement in accordance with its terms (i) in no event shall such Section 8.06 Party make any SEC, FCC, United States Surface Transportation Board or other regulatory filing (including any antitrust, competition, communications or transportation law filing) in connection with an Acquisition Proposal and (ii) such Section 8.06 Party shall otherwise remain subject to all of its obligations under this Agreement (including its obligations pursuant to Section 8.02, Section 8.04, Section 8.05 and this Section 8.06).

(d) The Board of Directors of a Section 8.06 Party shall not take any of the actions referred to in Section 8.06(b) or 8.06(c) unless such Section 8.06 Party shall have delivered to the other Section 8.06 Party a prior written notice advising the other Section 8.06 Party that it intends to take such action. In addition, each Section 8.06 Party shall notify the other Section 8.06 Party promptly (but in no event later than 24 hours) after receipt by such Section 8.06 Party (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to such Section 8.06 Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such Section 8.06 Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such Section 8.06 Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Such Section 8.06 Party shall promptly keep the other Section 8.06 Party informed of the status and details of any such Acquisition Proposal, indication or request. Further, the Board of Directors of a Section 8.06 Party shall not make a Change in Recommendation in response to an Acquisition Proposal unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) such Section 8.06 Party promptly notifies the other Section 8.06 Party, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of any proposed agreement or a detailed summary of all material terms of such Superior Proposal and the identity of the offeror, and (iii) the other Section 8.06 Party does not make, within three Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of such Section 8.06 Party as such Superior Proposal.

(e) Each Section 8.06 Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such Section 8.06 Party and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about such Section 8.06 Party that was furnished by or on behalf of such Section 8.06 Party to return or destroy all such information.

Section 8.07. Public Announcements.  To the extent reasonably practicable, each of the Company and Parent shall consult with the other party before, directly or through any representatives, issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not, to the extent reasonably practicable, issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.08. Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.09.  United Kingdom.  Parent and the Company shall each use its reasonable best efforts to ensure that an original, executed copy of this Agreement is not brought into the United Kingdom.

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) the Parent Shareholder Approval shall have been obtained in accordance with the requirements of the Listing Rules of the UKLA and all Applicable Law;

(c) no Applicable Law shall prohibit the consummation of the Merger;

(d) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated or been waived and Competition Act Approval shall have been obtained;

(e) the government of the United States shall have completed its national security review and, if necessary, investigation, under Exon-Florio, and shall have concluded that no adverse action with respect to the Merger, including any action to suspend or prohibit the Merger, is necessary; and

(f) all actions by or in respect of, or filings with, the United Stated Surface Transportation Board necessary to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall be no pending action or proceeding by any Governmental Authority or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to take any action that Parent and its Affiliates would not be required to take pursuant to Section 8.02(a) or (iv) that otherwise is reasonably likely to have a Company Material Adverse Effect;

(c) there shall not have occurred and be continuing any event, development, state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) holders of not more than 10% of shares of Company Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with Delaware Law.

Section 9.03. Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, have not had and are not reasonably be expected to have a Parent Material Adverse Effect and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

Termination

Section 10.01. Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before August 8, 2007 (the “End Date”); provided that in the event that, as of the End Date, all conditions to Closing set forth in Article 9 have been satisfied or waived (other than such conditions that say their terms are satisfied at the Closing) other than the condition set forth in Section 9.01(d), the End Date may be extended from time to time by either the Company or Parent by up to an aggregate of three months (such date, including any such permitted extensions thereof, the “Outside Date”); and provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable;

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained prior to the last Business Day preceding the Outside Date; provided that the right to terminate the Agreement pursuant to this Section 10.01(b)(iii) shall not be available to the Company or Parent if such party has not complied with its obligations under Section 8.06 (other than in any immaterial respect); or

(iv) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained prior to the last Business Day preceding the Outside Date; provided that the right to terminate the Agreement pursuant to this Section 10.01(b)(iv) shall not be available to the Company or Parent if such party has not complied with its obligations under Section 8.06 (other than in any immaterial respect); or

(c) by Parent, if:

(i) the Board of Directors of the Company shall have made a Change in Recommendation;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date;

(iii) the Company shall have willfully and materially breached its obligations under Section 8.04 or 8.06; or

(iv) prior to the Parent Shareholder Meeting, the Board of Directors of Parent shall have made a Change in Recommendation in compliance with the terms of this Agreement in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that Parent shall simultaneously with any termination pursuant to this Section 10.01(c)(iv) pay the amount due pursuant to Section 11.04(c)(i)(B) in connection with such termination; or

(d) by the Company, if:

(i) the Board of Directors of Parent shall have made a Change in Recommendation;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date;

(iii) Parent shall have willfully and materially breached its obligations under Section 8.05 or 8.06; or

(iv) prior to the Company Stockholder Meeting, the Board of Directors of the Company shall have made a Change in Recommendation in compliance with the terms of this Agreement in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that the Company shall simultaneously with any termination pursuant to this Section 10.01(d)(iv) pay the amount due pursuant to Section 11.04(b)(i)(B) in connection with such termination.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

FirstGroup plc
50 Eastbourne Terrace
London W2 6LX
United Kingdom
Attention: Louise Ruppel
Facsimile No.: +44 (0)20 7636 4399

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Phillip R. Mills
           Marc O. Williams
Facsimile No.: +1 (212) 450-3800

if to the Company, to:

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563
Attention: Beth Byster Corvino, General Counsel
Facsimile No.: +1 (630) 848-3167

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Facsimile No.: +1 (212) 735-2000
Attention: Peter A. Atkins
           William R. Kunkel

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for those covenants and agreements contained herein and therein (including the agreements set forth in Section 7.01 and Section 7.02) that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 11.03. Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Stock without the further approval of the stockholders of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.  (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Payments.

(i) The Company shall pay to Parent $78 million in immediately available funds (A) if this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), within one Business Day after demand therefor by Parent or (B) if this Agreement is terminated by the Company pursuant to Section 10.01(d)(iv), simultaneously with such termination.

(ii) (A) The Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, $43.35 million if this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) and (B) additionally, if (x) prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been made or publicly announced and (y) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to, recommended to its stockholders or consummated an Acquisition Proposal (provided that for purposes of this clause (B), (1) each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%” and (2) the last sentence of the definition of Acquisition Proposal shall be disregarded, but it being understood that any transaction of the nature described in clause (i)-(iv) of the definition of Acquisition Proposal with respect to the Greyhound business of the Company and the Subsidiaries shall be considered together with all other relevant transactions in determining whether the condition set forth in the preceding clause (B) has been satisfied), then the Company shall pay to Parent, within one Business Day following the date the Company enters into a definitive agreement or consummates such transaction, $34.65 million.

(iii) The Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, $43.35 million if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(i), (B) prior to such termination, an Acquisition Proposal shall have been made or publicly announced and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to, recommended to its stockholders or consummated an Acquisition Proposal with any Person in respect of whom the Company was obligated prior to such termination to give notice to Parent pursuant to the second sentence of Section 8.06(d) or any Affiliate of any such Person (any such Person or Affiliate, an “Interested Person”) (provided that for purposes of this clause (iii), (1) each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%” and (2) the last sentence of the definition of Acquisition Proposal shall be disregarded, but it being understood that any transaction of the nature described in clause (i)-(iv) of the definition of Acquisition Proposal with respect to the Greyhound business of the Company and the Subsidiaries shall be considered together with all other relevant transactions in determining whether the condition set forth in the preceding clause (C) has been satisfied).

(iv) If (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(i), (B) prior to such termination, an Acquisition Proposal shall have been made or publicly announced and (C) within 6 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to, recommended to its stockholders or consummated an Acquisition Proposal with any Person other than an Interested Person pursuant to which the sum (the “Total Consideration”) of (x) the Net Debt to be assumed by such Person as of the date (the “Measurement Date”) such definitive agreement is entered into or, if earlier, the date such Acquisition Proposal is recommended by the Company to its stockholders and (y) the aggregate consideration (the “Aggregate New Consideration”) received or expected to be received by the Company and its stockholders in connection with the Acquisition Proposal (calculated in the case of an Acquisition Proposal that relates to less than all of the outstanding Company Stock as if all of the outstanding Company Stock were being acquired at the per share price implied by such Acquisition Proposal and with any portion of the Aggregate New Consideration that is not cash being deemed to have a value for these purposes equal to its fair market value as of the Measurement Date) exceeds $3.601 billion, then the Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, the lesser of (1) $43.35 million and (2) the excess of the Total Consideration over $3.601 billion (provided that for purposes of this clause (iv), (x) each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%” and (y) the last sentence of the definition of Acquisition Proposal shall be disregarded, but it being understood that any transaction of the nature described in clause (i)-(iv) of the definition of Acquisition Proposal with respect to the Greyhound business of the Company and the Subsidiaries shall be considered together with all other relevant transactions in determining whether the condition set forth in the preceding clause (C) has been satisfied).

(v) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii), the Company shall reimburse Parent and its Affiliates in immediately available funds, within one Business Day after demand by Parent, for 100% of their reasonable and documented out-of-pocket fees and expenses (including the reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any debt or equity financing for such transactions, provided that the amount of such reimbursement shall not exceed $43.35 million.

(c) Parent Payments.

(i) Parent shall pay to the Company £22 million in immediately available funds (A) if this Agreement is terminated by either the Company or Parent pursuant to Section 10.01(b)(iv) or by the Company pursuant to Section 10.01(d)(i) or Section 10.01(d)(iii), within one Business Day after demand therefor by the Company or (B) if this Agreement is terminated by Parent pursuant to Section 10.01(c)(iv), simultaneously with such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii), Parent shall reimburse the Company and its Affiliates in immediately available funds, within one Business Day after demand by the Company, for 100% of their reasonable and documented out-of-pocket fees and expenses (including the reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any debt or equity financing for such transactions, provided that the amount of such reimbursement shall not exceed £22 million.

(iii) For the avoidance of doubt, in no event shall Parent be required to make a payment pursuant to both Section 11.04(c)(i) and Section 11.04(c)(ii). Accordingly, the maximum amount payable by Parent pursuant to this Section 11.04(c) shall not in any event exceed £22 million.

(d) Other Costs and Expenses.  The parties hereto acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no party hereto would enter into this Agreement. Accordingly, if either Parent or the Company fails promptly to pay any amount due to the other party pursuant to this Section 11.04, such party shall also pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount.

Section 11.05. Disclosure Schedule and SEC Document References.  (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties.

(b) The parties hereto agree that any information contained in any part of any Company SEC Current Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, provided that in no event shall any information contained in any part of any Company Current SEC Document entitled “Risk Factor” or “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representation(s) and warranty(ies) of the Company contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement.  This Agreement, including the Company Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAIDLAW INTERNATIONAL, INC.

By:	/s/ Kevin E. Benson
Name: Kevin E. Benson
Title: President and Chief Executive Officer

FIRSTGROUP PLC

By:	/s/ Dean Finch
Name: Dean Finch
Title: Group Finance Director

FERN ACQUISITION VEHICLE CORPORATION

By:	/s/ Dean Finch
Name: Dean Finch
Title: Vice President

Annex B — Opinion of Morgan Stanley & Co. Incorporated

One Financial Place
440 South LaSalle Street
Chicago, IL 60605

Morgan Stanley

February 8, 2007

Board of Directors
Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, IL 60563

Members of the Board:

We understand that Laidlaw International, Inc. (“Laidlaw” or the “Company”), FirstGroup plc (“Parent” or “FirstGroup”) and FirstGroup Acquisition Corp., an indirect wholly owned subsidiary of Parent (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated February 8, 2007 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary with and into the Company. Pursuant to the Merger, the Company will become an indirect wholly owned subsidiary of Parent and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by Parent or any subsidiary of Parent or as to which appraisal rights have been perfected, will be converted into the right to receive $35.25 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company and made available to us by the Company;

iii) reviewed certain financial projections prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v) reviewed the reported prices and trading activity for the Company Common Stock;

vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii) participated in discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors;

ix) reviewed the Merger Agreement, the financing commitment letters of Parent, substantially in the form of the drafts dated February 8, 2007 and certain related documents; and

x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting

B-1

the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any modification, waiver or delay to any terms and conditions. Morgan Stanley & Co. Incorporated (“Morgan Stanley”) has assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the timing of or ability of the Company or Parent to consummate the proposed Merger. Our opinion is limited to the fairness from a financial point of view of the consideration to be received by the holders of Company Common Stock in the Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals or made any physical inspection of the properties or assets of the Company. In addition, we are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of the Company and their advisors on such matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties, other than the Parent, which expressed interest to us in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the merger. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a full services securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company or Parent for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans or any currency or commodity.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any statement/prospectus to be distributed to holders of Company Common Stock in connection with the Merger with the U.S. Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion as to how the shareholders of Parent or Company should vote at the shareholder meetings held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

Francis J. Oelerich III
Managing Director

B-2

Annex C — Section 262 of the Delaware General Corporation Law

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

LAIDLAW INTERNATIONAL, INC.
55 SHUMAN BLVD.
NAPERVILLE, IL 60563
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 19, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by Laidlaw International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 19, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Laidlaw International, Inc., c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                       LDLAW1                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAIDLAW INTERNATIONAL, INC.
The Board of Directors recommends a vote
FOR all items.

		For	Against	Abstain
1.	Approval of the Merger Agreement

To approve the Agreement and Plan of Merger, dated as of February 8, 2007, by and among FirstGroup plc, a public limited company incorporated under the laws of Scotland, FirstGroup Acquisition Corporation (formerly known as Fern Acquisition Vehicle Corporation), a Delaware Corporation and wholly owned subsidiary of FirstGroup, and Laidlaw International, Inc.		☐	☐	☐

2.	Postpone or Adjourn the Special Meeting

To adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal		☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1 and item 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

NOTE: Please sign exactly as your name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)                              Date

LAIDLAW INTERNATIONAL, INC.
55 SHUMAN BLVD.
NAPERVILLE, IL 60563

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, APRIL 20, 2007

     The Special Meeting of Stockholders of Laidlaw International, Inc., a Delaware corporation (the “Company”), will be held on Friday, April 20, 2007, at 11:00 a.m. Chicago time, at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532, for the purposes listed on the reverse side.
     The Board of Directors has fixed the close of business on March 19, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors Kevin E. Benson President and Chief Executive Officer Peter E. Stangl Chairman of the Board of Directors

March 20, 2007
     Even if you expect to attend the Special Meeting, please promptly complete, sign, date and mail the enclosed proxy card or follow the instructions printed on the card for telephone or Internet voting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Special Meeting may revoke their proxies and vote in person if they so desire.

PROXY	LAIDLAW INTERNATIONAL, INC.	PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF LAIDLAW INTERNATIONAL, INC. ON
FRIDAY, APRIL 20, 2007.
     The undersigned hereby constitutes and appoints Peter E. Stangl and Kevin E. Benson, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of Laidlaw International, Inc. to be held at the Hilton Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois 60532 on Friday, April 20, at 11:00 a.m. Chicago time, and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.
     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE	(change of address)

PLEASE MARK, DATE AND SIGN THIS PROXY

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO E SIGNED ON REVERSE SIDE)

(If you have written in the above space, please mark the
corresponding box on the reverse side of this card.)